Exhibit 2.1

EXECUTION VERSION

CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

by and among

PSC ECHO Parent LLC,

PSC ECHO MERGER SUB INC.

and

Eargo, INC.

Dated as of October 29, 2023

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 29, 2023, is by and among PSC Echo Parent LLC, a Delaware limited liability company (“Parent”), PSC Echo Merger Sub Inc., a Delaware corporation and a direct or indirect wholly owned Subsidiary of Parent (“Merger Sub”), and Eargo, Inc., a Delaware corporation (the “Company”). Parent, the Company and Merger Sub are referred to herein as the “Parties” and each, a “Party.”

RECITALS

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to and in accordance with the provisions of the Delaware General Corporation Law, as may be amended from time to time (the “DGCL”);

WHEREAS, the sole member of Parent has unanimously approved and declared advisable this Agreement and the transactions contemplated hereby;

WHEREAS, the board of directors of Merger Sub has unanimously determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, approved and declared advisable this Agreement and the Merger and any other transactions contemplated hereby and resolved to recommend adoption of this Agreement to the sole stockholder of Merger Sub;

WHEREAS, the board of directors of the Company (the “Company Board”) has established a special committee (the “Special Committee”), consisting solely of members of the Company Board, independent of Parent, Merger Sub or their respective Affiliates to, among other things, develop, assess and negotiate the terms of this Agreement and the transactions contemplated hereby, including the Merger, and to make a recommendation to the Company Board as to whether the Company should enter into this Agreement;

WHEREAS, the Special Committee has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to, and in the best interests of, the Company and the holders of shares of common stock, par value $0.0001 per share, of the Company (the “Shares”) (other than PSC Echo, LP, a Delaware limited partnership (“PSC Echo LP”), Parent, Merger Sub or any of their respective Affiliates) (the “Unaffiliated Stockholders”), and (B) recommended to the Company Board that the Company Board (i) determine that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, (ii) declare this Agreement and the transactions contemplated hereby advisable, (iii) approve this Agreement, the execution and delivery by the Company of this Agreement, the performance by the Company of the covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions contained herein and (iv) resolve to recommend that the stockholders of the Company vote to adopt and approve this Agreement in accordance with the DGCL;

WHEREAS, the Company Board (acting on the recommendation of the Special Committee) has (i) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, (ii) declared this Agreement and the transactions contemplated hereby advisable, (iii) approved the Agreement, the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the stockholders of the Company vote to adopt and approve this Agreement in accordance with the DGCL;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, PSC Echo LP (the “Supporting Stockholder”) is entering into a voting agreement with the Company, dated as of the date of this Agreement (the “Voting and Support Agreement”), attached hereto as Exhibit A, pursuant to which the Supporting Stockholder has agreed to take certain actions required by the Special Committee to vote all Shares beneficially owned by it in accordance with the terms of the Voting and Support Agreement;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered to the Company concurrently with the execution of this Agreement (i) a limited guarantee (the “Limited Guarantee”) from Patient Square Equity Partners, LP (the “Limited Guarantor”), in favor of the Company, pursuant to which, subject to the terms and conditions contained therein, the Limited Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement, and (ii) the Equity Commitment Letter (as herein defined); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

THE MERGER; CLOSING; EFFECTIVE TIME

Section 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article 2. The Merger shall have the effects specified in the DGCL.

Section 1.02. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of

Ropes & Gray LLP, 3 Embarcadero Center, San Francisco, CA 94111 (or at the request of either Party, by means of a virtual Closing through electronic exchange of documents and signatures), at 9:00 a.m. (New York time) on the third Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent waivable under applicable Law and this Agreement) of those conditions at the Closing) have been satisfied or waived (to the extent waivable under applicable Law and this Agreement) in accordance with this Agreement. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.03. Effective Time. At the Closing, the Company and Parent will cause the Merger to be consummated by filing all necessary documentation, including a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware as provided in the relevant provisions of the DGCL. The Merger shall become effective at the time (the “Effective Time”) when the Delaware Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later time as may be agreed by the Parties in writing and specified in the Delaware Certificate of Merger.

ARTICLE 2

CERTIFICATE OF INCORPORATION AND BYLAWS
OF THE SURVIVING CORPORATION

Section 2.01. Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name (the “Charter”), until thereafter amended as provided therein or as provided by applicable Law and consistent with the obligations set forth in Section 6.11.

Section 2.02. Bylaws of the Surviving Corporation. Subject to the requirements of Section 6.11, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until thereafter amended as provided therein, by the Charter or as provided by applicable Law and consistent with the obligations set forth in Section 6.11.

ARTICLE 3

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

Section 3.01. Directors of the Surviving Corporation. Immediately prior to, but conditioned on the occurrence of, the Effective Time, the Parties shall take all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL, the Charter and the Bylaws.

Section 3.02. Officers of the Surviving Corporation. The Parties shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL, the Charter and the Bylaws.

ARTICLE 4

EFFECT OF THE MERGER ON CAPITAL STOCK;
EXCHANGE OF SHARE CERTIFICATES

Section 4.01. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any capital stock of the Company:

(a)       Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares that are to be cancelled or converted in accordance with Section 4.01(b) or Section 4.01(c) and (ii) Shares that are owned by stockholders of the Company who did not vote in favor of this Agreement or the Merger and who have demanded and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (the Shares referred to in clause (ii), “Dissenting Shares,” and the Shares referred to in clauses (i) and (ii), collectively, “Excluded Shares”)) shall be converted into the right to receive $2.55 per Share in cash, without interest (the “Merger Consideration”). At the Effective Time, all of the Shares converted into the right to receive the Merger Consideration pursuant to this Section 4.01(a) shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate formerly representing any of the Shares (each, a “Share Certificate”) or otherwise if the Company then has Shares which are not certificated, the applicable number of uncertificated Shares represented by book-entry (the “Book- Entry Shares”) (in each case, other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration.

(b)       Cancellation of Certain Shares. Any Shares that are owned by the Company and not held on behalf of third parties and any Dissenting Shares, in each case, that are issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder of such Shares, cease to be outstanding, be cancelled without payment of any consideration therefor and cease to exist, subject to any rights the holder thereof may have under Section 4.02(g).

(c)       Shares Held by PSC Echo, LP or Parent. Each Share issued and outstanding immediately prior to the Effective Time that is owned by PSC Echo, LP, a Delaware limited partnership, or its Affiliates or Parent or Merger Sub shall, by virtue of the Merger and without any action on the part of the holder of such Share, be converted into one Surviving Corporation Share.

(d)       Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder of such share, be converted into one Surviving Corporation Share.

Section 4.02. Exchange of Share Certificates.

(a)       Appointment of Paying Agent. Prior to the Effective Time, Parent and Merger Sub shall appoint a bank or trust company reasonably acceptable to the Company to serve as the paying agent (the “Paying Agent”) and shall enter into an agreement reasonably acceptable to the Company relating to the Paying Agent’s responsibilities with respect to this Agreement.

(b)       Deposit of Merger Consideration. At or prior to the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Paying Agent cash in U.S. Dollars sufficient to pay the aggregate Merger Consideration (other than in respect of Excluded Shares) under Section 4.01(a) (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. Pending its disbursement in accordance with this Section 4.02, the Payment Fund shall be invested by the Paying Agent, if so directed by Parent or Merger Sub. Any such investment, if made, must be made in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Parent shall or shall cause the Surviving Corporation to promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments of Merger Consideration in accordance herewith. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of Shares to receive the Merger Consideration as provided herein.

(c)       Procedures for Surrender.

(i)       Promptly after the Effective Time (and in any event within two Business Days thereafter or such longer period as may be required by the Paying Agent), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares as of immediately prior to the Effective Time (other than Excluded Shares) (A) a notice advising such holders of the effectiveness of the Merger, (B) a letter of transmittal (the “Letter of Transmittal”) specifying that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.02(f)) or transfer of Book-Entry Shares not held, directly or indirectly, through The Depository Trust Company (“DTC”) to the Paying Agent, such materials to be in such form and have such other provisions as Parent desires with approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed), and (C) instructions for effecting the surrender of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.02(f)) or Book-Entry Shares to the Paying Agent in exchange for payment of the aggregate Merger Consideration to which such holders are entitled pursuant to the terms of this Agreement.

(ii)       With respect to Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to this Article 4.

(iii)       Upon surrender to the Paying Agent of Shares that (A) are Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.02(f)), together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent, (B) are Book-Entry Shares not held through DTC, by book receipt of an “agent’s message” in customary form by the Paying Agent in connection with the surrender of Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares, as the Paying Agent may reasonably request), in each case of the foregoing clauses (A) and (B) of this Section 4.02(c)(iii), pursuant to such materials and instructions as contemplated by Section 4.02(c)(i), and (C) are Book-Entry Shares held, directly or indirectly, through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed to by the Company, Parent, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third party intermediaries pursuant to Section 4.02(c)(ii), the holder of such Share Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to deliver to each such holder, as promptly as reasonably practicable after the Effective Time, a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.02(h)) of cash that such holder has the right to receive pursuant to Section 4.01(a).

(iv)       No interest will be paid or accrued on any amount payable upon surrender of any Shares.

(v)       In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Share Certificate surrendered or transferred in exchange thereof is registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Share Certificates may be issued to such transferee if the Share Certificates formerly representing such Shares are presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance reasonably satisfactory to the Paying Agent.

(vi)       Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Share Certificate or an executed Letter of Transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article 4. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Persons in whose name such Book-Entry Shares are registered in the stock transfer records of the Company.

(d)       Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Share Certificate or acceptable evidence of a Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled to receive as a result of the Merger pursuant to this Article 4.

(e)       Termination of Payment Fund. Any portion of the Payment Fund (including the proceeds of any investments of the Payment Fund) that remains unclaimed by, or otherwise undistributed to, the holders of Share Certificates or Book-Entry Shares by the one-year anniversary of the Effective Time shall be delivered to the Surviving Corporation or an Affiliate thereof designated by the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article 4 shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.02(h)) upon delivery of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.02(f)) or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. To the fullest extent permitted by Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, such Merger Consideration shall become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f)       Lost, Stolen or Destroyed Share Certificates. In the event any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond reasonably sufficient to indemnify Parent and the Surviving Corporation against any claim that may be made against Parent or the Surviving Corporation with respect to such Share Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Share Certificate a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.02(h)) equal to the number of Shares (other than Excluded Shares) represented by such lost, stolen or destroyed Share Certificate multiplied by the Merger Consideration.

(g)       Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive the Merger Consideration and holders of such Dissenting Shares shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, unless and until such Person fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or otherwise loses such Person’s rights to receive payment under Section 262 of the DGCL. If any such Person fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or loses such right, such Dissenting Shares shall thereupon have the rights and obligations provided in Section 262 of the DGCL. The Company shall (i) give Parent notice of any written demands for appraisal of Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company with respect to the Dissenting Shares promptly after receipt by the Company and (ii) give Parent the opportunity to participate in and direct all negotiations and proceedings with respect to such demands for appraisal pursuant to the DGCL in respect of such Dissenting Shares. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands, or agree to do any of the foregoing.

(h)       Withholding Rights. Each of Parent, the Company, Merger Sub, the Surviving Corporation and the Paying Agent and any other applicable withholding agent, as applicable and without duplication, shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable federal, state, local or non-U.S. Law in respect of applicable Taxes. To the extent that amounts are so deducted or withheld and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If any Party becomes aware of any withholding obligation with respect to any payment hereunder or in connection with the transactions contemplated hereby (other than (i) in connection with compensatory payments or (ii) backup withholding), in each case, which payment is to be made to any Party, then Parent or the Company, as applicable, shall use commercially reasonable efforts to provide prompt notice thereof to the other Party, and the Parties shall and shall cause their applicable Affiliates, permitted successors and assigns to use commercially reasonable efforts to cooperate with one another in order to eliminate or reduce any such deduction or withholding. Notwithstanding anything to the contrary, any compensatory amounts payable to any current or former employee of the Company or any of its Subsidiaries pursuant to or as contemplated by this Agreement shall be remitted to the applicable payor for payment to the applicable Person through regular payroll procedures, as applicable.

(i)       FIRPTA Certificate. At or prior to the Closing, the Company shall deliver to Parent a duly executed and acknowledged certificate, dated not more than 30 days prior to the Closing Date, in a customary form reasonably satisfactory to Parent.

Section 4.03. Treatment of Company Equity Awards.

(a)       Treatment of Company Options. At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to or upon the Effective Time, whether vested or unvested (each, a “Company Option”), shall, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled, with the holder of such Company Option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, without interest thereon and subject to applicable Tax withholding, equal to the product obtained by multiplying (i) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Option, by (ii) the number of Shares covered by such Company Option immediately prior to and upon the Effective Time. The Surviving Corporation shall pay the amounts due pursuant to this Section 4.03(a) (the “Option Consideration”) on the first regular payroll date to occur after the fifth Business Day following the Closing Date. Any Company Option that has a per share exercise price that is greater than or equal to the Merger Consideration shall be cancelled for no consideration as of the Effective Time.

(b)       Treatment of Company RSU Awards. At the Effective Time, each then outstanding Company RSU Award shall, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest thereon and subject to applicable Tax withholding (the “RSU Cash Replacement Award”), equal to the product of (i) the Merger Consideration and (ii) the total number of Shares subject to such Company RSU Award as of immediately prior to the Effective Time. Except as otherwise set forth in Section 4.03(b) of the Company Disclosure Schedule, such RSU Cash Replacement Awards shall otherwise have the same terms and conditions (including with respect to vesting) as applied to the Company RSU Award for which they were exchanged, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other administrative or ministerial changes that are reasonable and made in good faith to conform the administration of the RSU Cash Replacement Awards.

(c)       Corporate Actions. At or prior to the Effective Time, the Company, the Company Board and the Compensation Committee, as applicable, shall adopt any resolutions and take any other actions that are necessary to effectuate the treatment of the Company Equity Awards pursuant to Sections 4.03(a) and 4.03(b).

Section 4.04. Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Effective Time and termination of this Agreement in accordance with Article 8, the number of Shares or securities convertible or exchangeable into or exercisable for Shares shall have been changed into a different number of Shares or securities, or a different class, by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization or other similar transaction, the Merger Consideration shall be equitably adjusted to provide the holders of Shares and Company Equity Awards the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 4.04 shall be construed to permit the Company or any Subsidiary of the Company to take any action otherwise prohibited by the terms of this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Section 5.01. Representations and Warranties of the Company. Except as set forth in the Company Reports filed by the Company with the SEC since the Applicable Date and publicly available at least two Business Days prior to the date of this Agreement (excluding, in each case, any disclosures solely set forth in any risk factor or “forward-looking statements” section or any similar section, to the extent they are forward-looking in nature) (provided that such exception shall not apply to the representations and warranties set forth in Section 5.01(a) (Organization, Good Standing and Qualification), Section 5.01(b) (Capital Structure), Section 5.01(c) (Corporate Authority, Approval and Fairness), Section 5.01(g)(ii) (Absence of Material Adverse Effect), Section 5.01(m) (Takeover statutes), Section 5.01(s) (Fairness Opinion) and Section 5.01(u) (Brokers and Finders)) or in the disclosure schedule delivered to Parent and Merger Sub by the Company immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of this Agreement to the extent that the relevance of such item is reasonably apparent on the face of such disclosure); provided, however, that with respect to Section 5.01(g)(ii) (Absence of Material Adverse Effect), only items (if any) specifically disclosed against Section 5.01(g)(ii) of the Company Disclosure Schedule shall be deemed disclosure with respect to Section 5.01(g)(ii), the Company hereby represents and warrants to Parent and Merger Sub that:

(a)       Organization, Good Standing and Qualification.

(i)       The Company is a legal entity duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be in good standing or have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept or a similar concept) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii)       Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept or a similar concept) under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity (with respect to jurisdictions that recognize such concept or a similar concept) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, existing, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company’s Subsidiaries and their respective jurisdictions of organization, as of the date hereof, are identified in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

(b)       Capital Structure.

(i)       The authorized capital stock of the Company consists of (i) 5,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”) and (ii) 450,000,000 Shares. As of October 26, 2023 (the “Reference Date”): (A) 20,762,389 Shares were issued and outstanding, (B) no shares of Preferred Stock were issued and outstanding, (C) 2,649,224 Shares were subject to outstanding Company Options, and (D) 81,884 Shares were subject to outstanding Company RSU Awards. Except as set forth in this Section 5.01(b) and for Shares issuable upon the exercise or settlement of Company Equity Awards outstanding on the date hereof or granted following the date hereof pursuant to Section 6.01(b), the Company has no other equity or equity-based interests authorized, issued and/or outstanding. From the close of business on the Reference Date to the date of this Agreement, there have been no issuances by the Company of shares of capital stock or voting securities of, or other equity interests in, the Company other than the issuance of Shares upon the exercise of Company Options or upon the vesting of Company RSUs

Awards, in each case, outstanding at the close of business on the Reference Date and in accordance with their terms in effect at such time.

(ii)       As of the date hereof, there is no outstanding Company Option granted under the Company Equity Plan or otherwise with a per share exercise price that is lower than the Merger Consideration. Each Company Option was granted in compliance with Section 409A of the Code.

(iii)       All of the outstanding Shares are duly authorized and validly issued in accordance with the Company’s organizational documents, as applicable, and are, or will be when issued, fully paid and nonassessable. All of the outstanding Shares have not been, or will not be when issued, issued in violation of any applicable securities Laws or preemptive rights, rights of first refusal or other similar rights of any Person. All of the issued and outstanding equity interests in each of the Company’s Subsidiaries are authorized and validly issued in accordance with the respective organizational documents of such Subsidiaries and are fully paid (to the extent required under such Subsidiaries’ organizational documents) and nonassessable and have not been issued in violation of any applicable securities Laws or preemptive rights, rights of first refusal or other similar rights of any Person. The Company owns, directly or indirectly, all of the outstanding equity interests in each of its Subsidiaries free and clear of all Liens other than (A) transfer restrictions imposed by federal and state securities Laws and (B) any transfer restrictions contained in the organizational documents of the Company and its Subsidiaries.

(iv)       Except as set forth in the organizational documents of the Company and except as otherwise provided in Section 5.01(b)(i), there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, phantom equity interests, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any equity interests or any securities or obligations convertible or exchangeable into or exercisable for, giving any Person a right to subscribe for or acquire or measured by reference to, any equity interests in the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(v)       Neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in the Company or any of its Subsidiaries on any matter.

(vi)       Except for the Voting and Support Agreement, there are no voting trusts, voting proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the Shares or other equity interest of the Company or any of its Subsidiaries.

(vii)       Except with respect to the ownership of any equity or long-term debt securities between or among the Company or any of its Subsidiaries, none of the Company or any of its Subsidiaries owns, directly or indirectly, any equity or long-term debt securities of any Person.

(c)       Corporate Authority; Approval and Fairness.

(i)       The Company has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement in accordance with the terms hereof and to consummate the Merger and any other transactions contemplated by this Agreement, subject only to the Requisite Company Stockholder Approval. Except for the Requisite Company Stockholder Approval, no other corporate action by the Company (other than, in the case of the Merger, the filing of the Delaware Certificate of Merger and the other documents as required by DGCL) or vote of holders of any class of the capital stock of the Company is necessary to approve and adopt this Agreement and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii)       The Special Committee has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including the Merger are advisable, fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, and (B) recommended to the Company Board that the Company Board (i) determine that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, (ii) declare this Agreement and the transactions contemplated hereby advisable, (iii) approve this Agreement, the execution and delivery by the Company of this Agreement, the performance by the Company of the covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions contained herein and (iv) resolve to recommend that the stockholders of the Company vote to adopt and approve this Agreement in accordance with the DGCL.

(iii)       The Company Board (acting on the recommendation of the Special Committee) has (A) (i) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, (ii) declared this Agreement and the transactions contemplated hereby advisable, (iii) approved this Agreement, approved the execution and delivery by the Company of this Agreement, approved the performance by the Company of its covenants and agreements contained herein and approved the consummation of the Merger and any other transactions contemplated hereby upon the terms and subject to the conditions contained herein, and (iv) resolved to recommend that the stockholders of the Company vote to adopt and approve this Agreement in accordance with the DGCL, in each case on the terms and subject to the conditions set forth in this Agreement (the “Company Recommendation”), which Company Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof, and (B) directed that this Agreement be submitted to the holders of Shares for their adoption.

(d)       Governmental Filings; No Violations.

(i)       The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement require no authorization or other action by or in respect of, or filing with, any (A) federal, state, local, municipal, foreign or other government; (B) governmental, quasi-governmental, supranational or regulatory authority (including any governmental division, department, agency, commission, instrumentality, organization, unit or body and any court or other tribunal); (C) self-regulatory organization (including NASDAQ); or (D) arbitral tribunal (public or private) (each, a “Governmental Authority”) other than (1) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware, (2) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”) and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, (3) compliance with any applicable rules of NASDAQ and (4) where failure to obtain such authorization or take any such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No notice, authorization or other action by or in respect of, or filing with, any Governmental Authority is required to be made or obtained by the Company or any of its Subsidiaries prior to the Closing in order for the Company and its Subsidiaries to continue to operate under the Company Permits following the Closing, except where failure to file such notice, obtain such authorization or take any such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii)       The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not (A) assuming compliance with the matters referred to in Section 5.01(d)(i), conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or the similar organizational documents of any of its Subsidiaries; (B) assuming compliance with the matters referred to in Section 5.01(d)(i), conflict with or result in a violation or breach of any applicable Law; (C) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Company and any of its Subsidiaries are entitled, under any Company Permit or any agreement, lease, license, contract, note, bond, mortgage, indenture, arrangement or other obligation (each a “Contract”) binding upon the Company or any of its Subsidiaries, or to which any of their respective properties, rights or other assets are subject; or (D) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries, except in the case of clauses (B), (C) and (D) above, any such violation, breach, conflict, default, termination, acceleration, cancellation or loss that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)       Company Reports; Financial Statements; Internal Controls.

(i)       The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act or the Securities Act since December 31, 2022 (the “Applicable Date”) (the forms, statements, certifications, reports and documents filed or furnished to the SEC since the Applicable Date and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished (and, if amended, as of the date of such amendment), complied in all material respects or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (and, if amended, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date of this Agreement, (i) there are no outstanding or unresolved comments in comment letters with respect to Company Reports received by the Company from the SEC staff and (ii) the Company is in compliance in all material respects with the applicable listing and corporate governance requirements of NASDAQ.

(ii)       The Company maintains disclosure controls and procedures (as defined in Rule 13a-15(e) or 15d-15(e), as applicable, under the Exchange Act) as required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules of the SEC. The Company maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act) reasonably designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, including policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and those receipts and expenditures of the Company are being made only in accordance with authorizations of management of the Company and the Company Board and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on its financial statements. As of the date hereof, the Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” have the meanings assigned to such terms in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(iii)       There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the 1933 Act that have not been so described in the Company Reports.

(iv)       The consolidated financial statements included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof, and their consolidated statements of operations and comprehensive income, Company stockholders’ equity and cash flows for the respective periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case, have been prepared in conformity with U.S. GAAP (except, in the case of the unaudited statements, subject to normal and recurring year-end adjustments and the absence of footnotes) applied on a consistent basis during the periods involved, except as may be noted therein or in the notes thereto.

(f)       Liabilities. There are no obligations or liabilities of the Company or any of its Subsidiaries (whether accrued, contingent or otherwise) that would be required by U.S. GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than (i) obligations or liabilities to the extent disclosed, reflected or reserved against in the consolidated balance sheet of the Company for the year ended December 31, 2022 (or any notes thereto); (ii) obligations or liabilities arising in connection with the transactions contemplated by this Agreement; (iii) obligations or liabilities incurred in the ordinary course of business since December 31, 2022 (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law); (iv) executory obligations arising from any Contract entered into in the ordinary course of business (none of which results from or was caused by a breach of any such Contract); and (v) obligations or liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g)       Absence of Certain Changes.

(i)       Since June 30, 2023 through the date of this Agreement, the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course of business.

(ii)       Since December 31, 2022, there has not been any change, effect, occurrence, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h)       Litigation. There are no pending or, to the Knowledge of the Company, threatened, civil, criminal or administrative actions, suits, claims, charges, complaints, hearings, arbitrations, investigations or proceedings by or before any arbitrator or Governmental Authority (each, an “Action”) to which the Company or any of its Subsidiaries is a party or any Action by any Governmental Authority against or involving the Company or its Subsidiaries or any of their respective assets or properties, in each case that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Company or any Subsidiary is subject to any outstanding judgment, order, writ, injunction, decree or award of any

Governmental Authority, except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i)       Employee Benefits.

(i)       Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Benefit Plans are, and have been established, maintained, funded, operated and administered, in accordance with their terms and in compliance with ERISA, the Code and other applicable Laws. Each Benefit Plan subject to ERISA that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such favorable determination or opinion letter within the applicable remedial amendment period under Section 401(b) of the Code, and, to the Knowledge of the Company, there are no circumstances reasonably expected to adversely affect the qualification of such plan under Section 401(a) of the Code. Each trust created under any such Benefit Plan is exempt from Taxes under Section 501(a) of the Code and has been so exempt since its creation.

(ii)       Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened Actions, audits, investigations, claims (other than routine claims for benefits) or proceedings, including by a Governmental Authority, by, on behalf of, against or relating to any Benefit Plan. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Affiliates has incurred (whether or not assessed), or is reasonably expected to incur or be subject to, any Tax or penalty under Section 4975, 4980B, 4980D, 4980H, 6721 or 6722 of the Code. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company is not in breach of, or default under, any Benefit Plan.

(iii)       No Benefit Plan is, and neither the Company nor any of its ERISA Affiliates has participated in or contributed to, or been obligated to contribute to, any “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), or, except as set forth on Section 5.01(i)(iii) of the Company Disclosure Schedule, any plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, in each case, in the last six (6) years, nor does the Company or any of its ERISA Affiliates otherwise have any current or contingent liability or obligation under or with respect to such plans. No Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or a plan or arrangement that provides post-employment health, life or other welfare benefits to any Person other than as required under Section 4980B of the Code or applicable Law for which the recipient pays the full cost of coverage.

(iv)       No Benefit Plan is a plan or arrangement that provides, and neither the Company nor any of its Affiliates has any current or projected liability under any Benefit Plan for providing, post-employment or post-retirement health, life or other welfare benefits to any Person other than as required under Section 4980B of the Code or applicable Law for which the recipient pays the full cost of coverage.

(v)       Neither the execution of this Agreement, stockholder or other approval of this Agreement nor the consummation of the Merger or any other transactions contemplated hereby will, whether alone or in combination with another event, (A) entitle any Service Provider to severance pay or any other payment or benefit or any increase in severance pay upon any termination of employment after the date of this Agreement, (B) accelerate the time of payment or vesting or result in any material payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to any of the Benefit Plans, (C) require a contribution or payment by the Company to or under any Benefit Plan, (D) result in any forgiveness of indebtedness of any Service Provider, (E) limit or restrict the right of the Company to amend or terminate any Benefit Plan or (F) result in any payment (whether in cash or property or the vesting of property) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G of the Code) or in the imposition of an excise tax under Section 4999 of the Code.

(vi)       As of the date hereof, there is no contract, agreement, plan or arrangement to which the Company or any of its Affiliates is bound to provide a gross-up or otherwise reimburse any current or former Service Provider or other person for taxes, including excise taxes paid pursuant to Sections 409A or 4999 of the Code.

(j)       Compliance with Laws; FDA Compliance; Company Permits.

(i)       Compliance with Laws. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) since the Lookback Date, the businesses of each of the Company and its Subsidiaries have been, and are being, conducted in compliance with applicable federal, state, local, territorial, provincial, municipal, regional, foreign or supranational laws, acts, statutes, codes, orders, treaties and ordinances, common law, and any rules, rulings, regulations, standards, judgments, orders, writs, injunctions, decrees, awards, arbitration awards and agency requirements of any Governmental Authority (collectively, “Laws”), (B) since the Lookback Date there have been no, and there are no pending, investigations or audits by the United States Department of Health and Human Services Office for Civil Rights or any other Governmental Authority with respect to compliance with Health Information Privacy and Security Laws applicable to the Company or its Subsidiaries; and (C) the Company has not received any notice or communication from any Governmental Authority that it is not in compliance with any applicable Law or that it is under investigation by any Governmental Authority for potential non-compliance with any applicable Law, in each case, that has not been cured as of the date of this Agreement.

(ii)       FDA Compliance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has operated at all times in the last five years and is currently in compliance with all applicable statutes, rules and regulations of the U.S. Food and Drug Administration (the “FDA”) and comparable regulatory authorities, as applicable, including, as applicable:

(A)       the Federal Food, Drug and Cosmetic Act and the regulations promulgated thereunder;

(B)       all applicable federal, state, local and foreign health care laws, including, without limitation, the U.S. Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the U.S. Civil False Claims Act (31 U.S.C. Section 3729 et seq.), all applicable federal, state, local and all foreign criminal laws relating to health care fraud and abuse, including but not limited to the U.S. False Statements Law (42 U.S.C. Section 1320a-7b(a)), 18 U.S.C. Sections 286 and 287, and the health care fraud criminal provisions under HIPAA, the U.S. Physician Payments Sunshine Act (42 U.S.C. Section 1320a-7h), the exclusion law (42 U.S.C. Section 1320a-7), the statutes, regulations and directives of applicable government funded or sponsored healthcare programs, and the regulations promulgated pursuant to such statutes;

(C)       HIPAA, the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. Section 17921 et seq.), and the regulations promulgated thereunder and any state or non-U.S. counterpart thereof or any other law or regulation the purpose of which is to protect the privacy of individuals or prescribers;

(D)       licensure, quality, safety and accreditation requirements under applicable federal, state, local or foreign laws or regulatory bodies; and

(E)       all other local, state, federal, national, supranational and foreign laws, relating to the regulation of the Company and the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product under development, manufactured or distributed by the Company.

(iii)       Permits. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since the Lookback Date, the Company and its Subsidiaries have held all permits, licenses, and consents issued or granted by any Governmental Authority required for the conduct of their respective businesses (the “Company Permits”). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the material Company Permits are in full force and effect, and, to the Knowledge of the Company, no suspension, revocation or cancellation of any material Company Permit has been threatened.

(iv)       International Trade. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor any of their respective officers or directors, nor to the Knowledge of the Company, employees, any agent or other third party Representative acting on behalf of the Company or any of its Subsidiaries: (A) is a Sanctioned Person, (B) in the last five years, has engaged in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country, (C) in the last five years, has made or accepted any unlawful payment or given, received, offered, promised, or authorized or agreed to give or receive, any money, advantage or thing of value, directly or indirectly, to or from any employee or official of any Governmental Authority or any other Person in violation of Anti-Corruption Laws, or (D) in the last five years, has otherwise been in violation of Sanctions, Ex-Im Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”) or any Anti-Corruption Laws. To the Knowledge of the Company, none of the items imported by the Company or any of its Subsidiaries are or have been subject to any antidumping or countervailing duty orders imposed by the U.S. Department of Commerce.

(v)       Anti-Corruption. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries: (A) have received from any Governmental Authority or any Person any notice, inquiry, or internal or external allegation, (B) made any voluntary or involuntary disclosure to a Governmental Authority, or (C) conducted any internal investigation or audit, in each case, concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws. The Company and its Subsidiaries have implemented, maintain in effect, and enforce written policies, procedures and internal controls, including an internal accounting controls system, that are reasonably designed to prevent, deter and detect violations of applicable Trade Controls and Anti-Corruption Laws, except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(k)       Material Contracts. (i) Each Contract described by each of the following clauses of this Section 5.01(k)(i) to which the Company or any of its Subsidiaries is a party or by which the properties or assets of the Company or its Subsidiaries are bound (including Contracts and all amendments and modifications thereto filed or required to be filed as exhibits to the Company Reports, together with each Other Material Contract and any Contract entered into after the date hereof that, if entered into prior to the date hereof would constitute a Contract described by each of the following clauses of this Section 5.01(k)(i) or an Other Material Contract), is referred to as a “Material Contract”:

(A)       that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(B)       with respect to real property or personal property under which the Company or any of its Subsidiaries is the lessee, sublessee, licensee or otherwise has rights of use or occupancy providing for payments in excess of $75,000 in any ﬁscal year or more than $150,000 in the aggregate over the term thereof (assuming the same is renewed or extended at the unilateral option of any other Person party thereto), in each case that cannot be terminated on not more than 60 days’ notice without payment by the Company or any of its Subsidiaries of any termination fee or other similar penalty;

(C)       with any customer of the Company, which Contract, together with all other Contracts with such customer and such customer’s aﬃliates, accounted for total revenues from such customer and such customer’s aﬃliates, in the aggregate, in excess of $100,000 for the fiscal year ended December 31, 2022;

(D)       with any vendor/supplier of the Company, which Contract, together with all other Contracts with such vendor/supplier and such vendor/supplier’s aﬃliates, accounted for total payments to such vendor/supplier and such vendor/supplier’s aﬃliates, in the aggregate, in excess of $100,000 for the fiscal year ended December 31, 2022;

(E)       that is an exclusive agency, dealer, franchise, sales representative, marketing or other similar exclusive Contract;

(F)       with a Governmental Authority or any currently outstanding bids, proposals or other oﬀers related to Contracts with a Governmental Authority (other than Contracts that are health plans entered into in the ordinary course of business), in each case providing for payments in excess of $50,000 in any fiscal year or more than $150,000 in the aggregate over the term thereof;

(G)       relating to the acquisition or disposition by the Company or any of its Subsidiaries of any business or a material amount of assets of any other Person (whether by merger, sale of stock, sale of assets or otherwise) (i) entered into since the Lookback Date involving consideration in excess of $100,000 or (ii) pursuant to which the Company or any of its Subsidiaries has any material actual, contingent or other liabilities or obligations (other than customary conﬁdentiality and non-disclosure obligations or customary covenants to provide reasonable access to books and records) reasonably expected to be in excess of $100,000;

(H)       that is a Collective Bargaining Agreement;

(I)       that is an employment, severance, termination or consulting or other Contract with any current or former Service Provider that provides for total ongoing annual cash payments in the aggregate in excess of $250,000;

(J)       entered into outside of the ordinary course of business which involves the payment or receipt of an amount in excess of $100,000 annually;

(K)       that is a credit agreement, loan agreement, indenture, note, mortgage, security agreement, loan commitment or other Contract relating to the borrowing of Indebtedness by the Company or any of its Subsidiaries or that grants Liens over any material assets of the Company or any of its Subsidiaries (other than any agreement between the Company or any of its Subsidiaries, on the one hand, and another Subsidiary of the Company, on the other hand);

(L)       relating to any loan or other extension of credit made by the Company or any of its Subsidiaries (other than trade receivables owed by customers in the ordinary course of business and any agreement between the Company or any of its Subsidiaries, on the one hand, and another Subsidiary of the Company, on the other hand);

(M)       relating to the ownership, management or control of the Company or any Person in which the Company or any of its Subsidiaries owns any equity interest other than direct and indirect wholly-owned Subsidiaries of the Company or any of its Subsidiaries;

(N)       that limits (or purports to limit) the freedom of the Company or any of its Subsidiaries (or, following the Closing, Parent or any of its Aﬃliates) to (A) sell any products or services of or to any other Person or in any geographic area, (B) engage or compete in any line of business, or (C) obtain products or services from any Person;

(O)       that (i) imposes or contains any (A) exclusivity requirements, (B) “most favored nation”, “most favored customer,” or similar obligations, or (C) minimum purchase or sale obligations (including any take-or-pay Contracts or “output” Contracts), or (ii) provides for the Company or any of its Subsidiaries to be the exclusive or preferred provider or recipient of any product or service obligations, in each case (x) that is a Contract described in Sections 5.01(k)(i)(C) and 5.01(k)(i)(D) or (y) where such requirement or obligation is material to the Company and its Subsidiaries, taken as a whole;

(P)       granting to any Person a right of ﬁrst refusal, right of ﬁrst oﬀer or option to purchase or acquire any assets valued at an amount in excess of $100,000;

(Q)       involving interest rate, currency or commodities swaps, options, caps, collars, hedges or forward exchanges, or other similar agreements, regardless of whether entered into for the purposes of hedging, investment or otherwise;

(R)       pursuant to which the Company and its Subsidiaries (i) obtain the right to use, or a covenant not to be sued under, any Licensed Intellectual Property or (ii) grants the right to use, or a covenant not to be sued under, any Intellectual Property (excluding non-exclusive licenses or sublicenses of Intellectual Property granted by the Company or its Subsidiaries in the ordinary course of business consistent with past practice), in each case, that is material to the Company and its Subsidiaries, taken as a whole;

(S)       pursuant to which the Company has provided or licensed, or agreed to provide or license, any source code containing or embodying any Software included in the Company Intellectual Property to any third party (other than any Contracts relating to immaterial source code that is held in escrow and not used) that is material to the Company and its Subsidiaries, taken as a whole; and

(T)       that is a partnership or joint venture Contract.

(ii)       Reserved.

(iii)       Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Material Contract is a valid and binding agreement of the Company or any of its Subsidiaries party thereto, enforceable against the Company or any of its Subsidiaries and, to the Knowledge of the Company, each other party thereto in accordance with its terms, and is in full force and effect, subject in each case to the

Bankruptcy and Equity Exception (and subject to the termination or expiration of any such Material Contract after the date of this Agreement in accordance with its terms). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries, and, to the Knowledge of the Company, no other party thereto, is (or with or without notice or lapse of time would be) in default or breach under the terms of any such Material Contract and no event has occurred (with respect to defaults or breaches by any other party thereto, to the Knowledge of the Company, as of the date of this Agreement) that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) constitute such a violation or breach, (B) give any Person the right to accelerate the maturity or performance of any Material Contract or (C) give any Person the right to cancel, terminate or modify in a manner adverse to the Company any Material Contract.

(l)       Real Property.

(i)       Neither the Company nor any of its Subsidiaries owns any real property.

(ii)       Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company or its applicable Subsidiary has a valid leasehold interest in all Leased Real Property, free and clear of all Liens, except Permitted Liens; (ii) there exists no default or event of default under any of the Real Property Leases (or any event that with or without notice or lapse of time or both would become a default) on the part of the Company or any of its Subsidiaries (as applicable) or, to the Knowledge of the Company, as of the date of this Agreement, any other party; and (iii) the Company or its applicable Subsidiary has not subleased, licensed, or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Company, the buildings and improvements on the Leased Real Property are in good operating condition (except for normal wear and tear) and are adequate and suitable for their current uses and purposes. There are no rights of first refusal or options held by the Company or any of its Subsidiaries to purchase any of the Leased Real Property, and neither the Company nor any of its Subsidiaries owns any real property.

(m)       Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or bylaws is applicable to the Company, Parent, Merger Sub, the Shares, this Agreement, the Merger or any other transactions contemplated by this Agreement. There is no stockholder rights plan or “poison pill” antitakeover plan in effect to which the Company or any of its Subsidiaries is subject, party to or otherwise bound. The Company Board has adopted such resolutions and taken all action so that Parent will not be prohibited from entering into or consummating a “business combination” with the Company as an “interested stockholder” (in each case as such term is defined in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby.

(n)       Environmental Matters. Each of the Company and its Subsidiaries is, and since the Lookback Date, has been, in compliance with all applicable Environmental Laws, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material

Adverse Effect. Each of the Company and its Subsidiaries possesses and maintains, and is, and since the Lookback Date, has been, in compliance with, all Company Permits required under Environmental Laws, other than as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written claim, notice of violation, citation, directive or other information since the Lookback Date concerning any actual violation or alleged violation of, or liability under, any Environmental Law except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no Actions, suits or proceedings pending or, to the Knowledge of the Company, threatened concerning compliance by the Company or any of its Subsidiaries with, or liability of the Company or any of its Subsidiaries under, any Environmental Law except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any Subsidiary is subject to any order, decree, injunction or other binding agreement with any Governmental Authority concerning liability or obligations under any Environmental Law that would result in liabilities under applicable Environmental Laws, other than as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, sold, exposed any Person to or released any Hazardous Substances, or owned or operated any property or facility which is or has been contaminated by any Hazardous Substances, in each case as would, to the Knowledge of the Company, result in liabilities under Environmental Laws, other than as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has assumed, undertaken, provided an indemnity with respect to or, to the Knowledge of the Company, otherwise become subject to any liability of any other Person relating to Environmental Laws or Hazardous Substances, other than as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(o)       Taxes.

(i)       The Company and each of its Subsidiaries (A) have duly and timely filed (taking into account any valid extension of time within which to file) all material Tax Returns required to be filed by any of them, and all such filed Tax Returns are true, correct and complete in all material respects, (B) have timely paid all material Taxes that are required to be paid (whether or not shown as due on such Tax Returns) and (C) have complied in all material respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes and related information reporting requirements with respect to amounts owing to or from any employee, creditor, customer or other third party.

(ii)       There are no material Tax Liens upon any property or assets of the Company or any of its Subsidiaries except for Permitted Liens.

(iii)       No material deficiency for any amount of Taxes has been proposed or asserted in writing or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unpaid or unresolved in whole or in part.

(iv)       (A) There are not any material audits, suits, claims, examinations, investigations, assessments, or other proceedings in respect of Taxes or Tax matters in progress, pending, or threatened in writing and (B) with respect to any tax years open for audit as of the date hereof, neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax, other than any such waiver or extension that is automatic or automatically granted.

(v)       No material claim has been made by a Governmental Authority (i) in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction that has not been resolved in full or (ii) in a jurisdiction where the Company or any Subsidiary does not file Tax Returns for a particular type of Tax that such entity is or may be subject to such type of Tax (or required to file any Tax Return in respect of such type of Tax) in that jurisdiction that has not been resolved in full.

(vi)       Neither the Company nor any Subsidiary (A) has any liability for the payment of any Tax imposed on any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any analogous or similar provision of state, local or foreign Tax Law; (B) has transferee or successor liability for Taxes of any other Person (other than the Company or any of its Subsidiaries) by operation of applicable Law; or (C) is a party to any Tax sharing, allocation or indemnification agreement other than any (1) agreement or arrangement solely among the Company and its Subsidiaries, or (2) customary gross-up and indemnification provisions in credit agreements, derivatives, leases, supply agreements or other commercial agreements (a) entered into in the ordinary course of business, (b) not primarily related to Taxes and (c) which do not involve the sale or purchase of a material asset or entity.

(vii)       In the last two years, neither the Company nor any Subsidiary has been either a “distributing corporation” or a “controlled corporation” in a transaction, including a distribution of stock, purported or intended to qualify for tax-free treatment under Section 355(a) of the Code (or any similar provision of state, local or non-U.S. Law).

(viii)       Neither the Company nor any Subsidiary has “participated” in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Law).

(ix)       The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code (a “USRPHC”) and has not been a USRPHC during the five (5) year period ending on the date of this Agreement.

(x)       Neither the Company nor any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, its taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in or use of an incorrect method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or non-U.S. Law) executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made prior to the Closing Date (other than any sales of inventory); or (D) prepaid amount received or deferred revenue accrued prior to the Closing Date outside the ordinary course of business.

(xi)       Neither the Company nor any of its Subsidiaries will have any liability following the Closing for Taxes as a result of an election pursuant to Section 965(h) of the Code.

(xii)       Neither the Company nor any Subsidiary has sought any relief under, or taken any action in respect of, any provision of the CARES Act or the Families First Coronavirus Response Act (including the deferral of any Taxes), in each case, that would reasonably be expected to give rise to any Tax liability of the Company or any Subsidiary after the Closing.

(xiii)       Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all payments by, to or among the Company and its Subsidiaries comply in all material respects with all applicable transfer pricing requirements imposed by any Governmental Authority (including pursuant to Section 482 of the Code or any similar provision of non-U.S., state or local Law), and the Company and its Subsidiaries have complied with all related recordkeeping requirements.

(xiv)       Neither the Company nor any of its Subsidiaries (A) is or has been a “passive foreign investment company” as defined in Code Section 1297, (B) has previously recognized or will recognize a material amount of “subpart F income” or “global low-taxed intangible income” as defined in Code Sections 952 or 951A(b)(1), respectively, or (C) has any “investments in United States property” as defined in Code Section 956, in the case of (B) or (C), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(p)       Labor Matters.

(i)       Neither the Company nor any of its Subsidiaries is or, since the Lookback Date, has been a party to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement. To the Knowledge of the Company, since the Lookback Date through the date of this Agreement, (A) there have been no labor union or works council organizing activities with respect to any of the Service Providers; and (B) there have been no threatened material unfair labor practice charges, material labor grievances, material labor arbitrations, strikes, slowdowns, work stoppages, picketing, handbilling, lockouts or other material labor disputes pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no current union representation organizational or similar efforts involving any Service Providers.

(ii)       Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are, and, since the Lookback Date, have been, in compliance with all applicable Laws respecting labor, employment, and fair employment practices (including equal employment opportunity Laws), including all Laws respecting terms and conditions of employment, workers’ compensation, occupational safety and health, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), civil rights, employee harassment, sexual harassment discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN Act”)), employee trainings and notices, information privacy, labor relations, employee leave issues, COVID-19, affirmative action, shifts organization, overtime, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes, including any bargaining or other obligations under the National Labor Relations Act.

(iii)       The Company and each of its Subsidiaries is, and, since the Lookback Date, has been in material compliance with the WARN Act and has no material liabilities or other obligations thereunder.

(iv)       Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there has not been any Action relating to, or any act or material allegation of or relating to, sex-based discrimination, sexual harassment or sexual misconduct, or breach of any sex-based discrimination, sexual harassment or sexual misconduct policy by an executive officer of the Company, nor has there been, to the Knowledge of the Company, any settlements or similar out-of-court or pre-litigation arrangement relating to any such matters, nor to the Knowledge of the Company has any such Action been threatened.

(q)       Intellectual Property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i)       The Company and its Subsidiaries are the sole and exclusive owners of all Company Intellectual Property, including all Registered Company IP, and hold all right, title and interest in such Company Intellectual Property and hold their rights under all Licensed Intellectual Property, in each case, free and clear of all Liens other than Permitted Liens and Liens that will be released at or prior to the Closing. None of the Company Intellectual Property, including Registered Company IP, has been adjudged invalid or unenforceable, in whole or part, and all Company Intellectual Property, including Registered Company IP, is subsisting and, to the Knowledge of the Company, valid and enforceable.

(ii)       Except as disclosed in Section 5.01(q)(ii) of the Company Disclosure Schedule, the Company and its Subsidiaries have not granted any license to any third party or agreed to pay to or receive from any third party any royalty in respect of any of such Registered Company IP, except with respect to licenses of commercially available oﬀ-the shelf software for a license fee of no more than $50,000 per year and any non-exclusive licenses granted in the ordinary course of business.

(iii)       The Company and its Subsidiaries own or have a valid and enforceable license to use all Intellectual Property used or held for use in, or otherwise necessary for, the conduct of the business of the Company and its Subsidiaries. The consummation by the Company and its Subsidiaries of the transactions contemplated by this Agreement will not alter, encumber (except with respect to any encumbrance constituting a Permitted Lien), impair or extinguish any of the Company Intellectual Property or any of the Company’s or its Subsidiaries’ rights under any of the Licensed Intellectual Property.

(iv)       To the Knowledge of the Company, the Company and its Subsidiaries do not, and the manufacturing, licensing, marketing, importation, offer for sale, sale or use of any products or services offered or sold in connection with the business of the Company and its

Subsidiaries as currently conducted does not, infringe, misappropriate or otherwise violate, and, since the Lookback Date, has not infringed, misappropriated or otherwise violated, any Intellectual Property of any Person.

(v)       To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or, since the Lookback Date, has infringed, misappropriated or otherwise violated, any Company Intellectual Property.

(vi)       There are no pending or, to the Knowledge of the Company, threatened, claims, proceedings or litigation (A) alleging infringement, misappropriation or other violation by the Company or any of its Subsidiaries of any third party Intellectual Property, (B) based upon, challenging or seeking to deny or restrict the validity, enforceability or any of the rights of the Company or any of its Subsidiaries in or to any Company Intellectual Property or Licensed Intellectual Property or (C) asserting that any Person is infringing, misappropriating or otherwise violating any Company Intellectual Property or Licensed Intellectual Property.

(vii)       The Company and its Subsidiaries have taken commercially reasonable steps to maintain, protect and enforce, as applicable, all Company Intellectual Property and their rights in and to all Licensed Intellectual Property, including maintaining and protecting the conﬁdentiality of all Company Intellectual Property (including trade secrets and Software source code) the value of which to the Company and its Subsidiaries is contingent upon maintaining the conﬁdentiality thereof and no such Intellectual Property (including trade secrets and Software source code) has been disclosed other than to Persons that are bound by written, valid, enforceable and binding conﬁdentiality agreements (or equivalent obligations) and, to the Knowledge of the Company, no such agreement (or obligation) has been breached or violated.

(viii)       The Company and its Subsidiaries have appropriate procedures in place designed to provide that all Intellectual Property conceived, developed or reduced to practice by employees performing their duties for or on behalf of the Company and its Subsidiaries, and by any other Person performing research and/or development for or on behalf of the Company and its Subsidiaries, have been assigned to the Company and its Subsidiaries. To the extent that any Intellectual Property has been developed or created by any Person (including any current or former employee, oﬃcer, director, shareholder, independent contractor, representative, consultant, agent or supplier of the Company and its Subsidiaries) for or on behalf of the Company or its Subsidiaries, the Company and its Subsidiaries have a written, valid, enforceable and binding agreement with such Person pursuant to which such Person assigns or assigned to the Company and its Subsidiaries sole and exclusive ownership and any and all other right, title and interest such Person may have in and to any and all such Intellectual Property and, to the Knowledge of the Company, no such agreement has been breached or violated.

(ix)       The use and distribution of products and services by or on behalf of the Company and its Subsidiaries is in compliance with the terms and conditions of all applicable licenses for Open Source Software used by the Company and its Subsidiaries. The Company and its Subsidiaries have not used Open Source Software in a manner that would, under the applicable license, require Software included in the Company Intellectual Property that is used in the products and services of the Company and its Subsidiaries to be (i) made available or distributed to third parties in source code form, (ii) licensed to third parties for the purpose of making derivative works, (iii) licensed to third parties under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (iv) redistributable to third parties at no charge.

(x)       The Software included in the Company Intellectual Property or exclusively licensed to the Company and its Subsidiaries performs in accordance with its functional, design and performance speciﬁcations and, to the Knowledge of the Company, there are no viruses, bugs, worms, Trojan horses, bombs, backdoors, clocks, timers or similar programs in any such Software.

(xi)       The Company and its Subsidiaries have developed and implemented privacy, cybersecurity compliance and information system programs that are in compliance with (A) all contractual obligations binding on the Company and its Subsidiaries and all Laws, in each case, relating to data privacy, data protection, security breach notiﬁcation, and (B) the Payment Card Industry Data Security Standard (PCI DSS) version 3.2 (collectively, the “Privacy Requirements”) and the Company and its Subsidiaries are, and have at all times since the Lookback Date been, in compliance therewith. The Company and its Subsidiaries have not been charged with the violation of any Privacy Requirements and no Person or Governmental Authority has brought, or, to the Knowledge of the Company, threatened to bring, any claim, action, suit, investigation or proceeding against the Company or its Subsidiaries in relation to any actual unauthorized use, access, interruption, modiﬁcation or corruption of any of the IT Assets (or any information or transactions stored or contained therein or transmitted thereby) or violation or breach of any Privacy Requirement. The IT Assets operate and perform in accordance with their speciﬁcations and otherwise in a manner that permits the Company and its Subsidiaries to conduct their business as currently conducted. The Company and its Subsidiaries have taken reasonable actions to protect the integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modiﬁcation or corruption. Except as set forth on Section 5.01(q)(xi) of the Company Disclosure Schedule, there has been no unauthorized use, access, interruption, modiﬁcation or corruption of any of the IT Assets (or any information or transactions stored or contained therein or transmitted thereby).

(xii)       Since the Lookback Date, (A) the Company and its Subsidiaries have been in compliance with applicable Health Information Privacy and Security Laws; and (B) the Company and its Subsidiaries have not experienced any breach (as deﬁned at 45 C.F.R. § 164.402 or under equivalent state Health Information Privacy and Security Laws) of “protected health information” (as deﬁned at 45 C.F.R. § 160.103 or, in the case of equivalent state Health Information Privacy and Security Laws, as deﬁned under the equivalent state Health Information Privacy and Security Law definition).

(r)       Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all fire and casualty, general liability, business interruption, product liability, sprinkler and water damage, workers’ compensation and employer liability, directors, officers and fiduciaries policies and other liability insurance policies (“Insurance Policies”) maintained by the Company or any of its Subsidiaries are in full force and effect and all premiums due with respect to all Insurance Policies have been paid, and neither the Company nor any Subsidiary has taken any action or failed to take any action that, with or without notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Insurance Policies, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(s)       Fairness Opinion. The Special Committee has received the opinion of its outside financial advisor, Perella Weinberg Partners LP, substantially to the effect that, as of the date of such opinion and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such opinion, the Merger Consideration to be received by the holders of Shares (other than holders of Excluded Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders, and as of the date of this Agreement, the foregoing opinion has not been withdrawn, revoked or modified in any respect.

(t)       Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13e-3 and any amendment or supplement thereto will, at the time of the filing thereof, the date of mailing to stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading, except that no representation, warranty, covenant or agreement is made by the Company with respect to (i) statements therein relating to Parent and its Affiliates, including Merger Sub, or based on information supplied by Parent or Merger Sub for inclusion in the Proxy Statement or (ii) any financial projections or forward-looking statements.

(u)       Brokers and Finders. Except for the Company’s obligations to Perella Weinberg Partners LP, no broker, investment banker, financial advisor or other Person is entitled to any brokerage, finders’, financial advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger, based upon arrangements made by or on behalf of the Company or any Subsidiary of the Company. The Company has provided to Parent a true, complete and correct copy of the Contract setting forth the Company’s obligations to Perella Weinberg Partners LP.

(v)       Affiliate Transactions. Since December 31, 2020 through the date hereof, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404(a) of Regulation S-K that have not been otherwise disclosed in the Company Reports filed prior to the date hereof, in each case, other than any such transactions, or series of related transactions, agreements, arrangements or understandings with Parent, Merger Sub or their respective Affiliates.

(w)       Reserved.

(x)       No Other Representations or Warranties. Except for the representations and warranties contained in Section 5.02 or in any closing certificate delivered pursuant to Section 7.03(c) and the representations and warranties of the Sponsor Party and Parent under the Equity Commitment Letter and the Limited Guarantor under the Limited Guarantee, the Company agrees and acknowledges that neither Parent nor any Person on behalf of Parent makes any other express or implied representation or warranty with respect to Parent or any of its Subsidiaries or with respect to any other information provided or made available to the Company, its Affiliates or its or its Affiliates’ Representatives in connection with this Agreement or the Merger, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information, and Parent shall not have any liability to the Company resulting from the Company’s reliance on any such information. The Company specifically disclaims that it is relying on or has relied on any representations or warranties, other than those representations and warranties contained in Section 5.02 or in any closing certificate delivered pursuant to Section 7.03(c), the Equity Commitment Letter or in the Limited Guarantee, that may have been made by any Person, and acknowledges and agrees that Parent, Merger Sub and their respective Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

Section 5.02. Representations and Warranties of Parent and Merger Sub. Except as set forth in the disclosure schedule delivered to the Company by Parent immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of this Agreement to the extent that the relevance of such item is reasonably apparent on the face of such disclosure), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a)       Organization, Good Standing and Qualification. (i) Parent is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, (ii) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (iii) each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (iv) each of Parent and Merger Sub is qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business require such qualification, in the case of each of clauses (iii) and (iv), except as does not and would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impair the ability of Parent or Merger Sub, as applicable, to consummate the Merger or any other transactions contemplated by this Agreement by the Outside Date.

(b)       Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement or the Merger or any other transactions contemplated by this Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and any other transactions contemplated by this Agreement, subject only to the adoption of this Agreement by the sole stockholder of Merger Sub, which such approval shall occur immediately following the execution of this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c)       Governmental Filings; No Violations.

(i)       The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement require no authorization or other action by or in respect of, or filing with, any Governmental Authority other than (A) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware, (B) compliance with any applicable requirements of the Exchange Act, the Securities Act and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, (C) compliance with any applicable stock exchange rules, and (D) where the failure to take such actions or obtain such authorization would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or any other transactions contemplated by this Agreement.

(ii)       The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not (A) assuming compliance with the matters referred to in Section 5.02(c)(i), conflict with or result in any violation or breach of any provision of the organizational documents of Parent, Merger Sub or any of their respective Subsidiaries, (B) assuming compliance with the matters referred to in Section 5.02(c)(i), conflict with or result in a violation or breach of any applicable Law, (C) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, acceleration of any right or obligation or the loss of any benefit to which Parent, Merger Sub or any of their respective Subsidiaries are entitled, under any Contract binding upon Parent, Merger Sub or any of their respective Subsidiaries, or to which any of their respective properties, rights or other assets are subject, or any Company Permit necessary to conduct the business of Parent, Merger Sub or any of their Subsidiaries as currently conducted, or (D) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of Parent, Merger Sub or any of their Subsidiaries, except in the case of clauses (B), (C) and (D) above, any such violation, breach or conflict that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or any other transactions contemplated by this Agreement.

(d)       Litigation. As of the date of this Agreement, there are no pending or, to the Knowledge of Parent, threatened Actions against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. None of Parent or Merger Sub is subject to any outstanding judgment, order, writ, injunction, decree or award of any Governmental Authority, except for those that have not and would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or any other transactions contemplated by this Agreement.

(e)       Limited Guarantee. Concurrently with the execution of this Agreement, the Limited Guarantor has delivered to the Company a true, complete and correct copy of the duly executed Limited Guarantee. As of the date of this Agreement, the Limited Guarantee is in full force and effect, has not been amended or modified and constitutes a legal, valid and binding obligation of the Limited Guarantor, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception. No event has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to, constitute a default on the part of the Limited Guarantor under the Limited Guarantee.

(f)       Financing.

(i)       Parent has delivered to the Company a true, complete and fully executed copy of an equity commitment letter (the “Equity Commitment Letter”) from Patient Square Equity Partners, LP (the “Sponsor Party”), pursuant to which the Sponsor Party has committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash in the aggregate amount set forth therein (the “Financing”).

(ii)       As of the date of this Agreement, the Equity Commitment Letter (i) is in full force and effect and (ii) constitutes the legal, valid and binding obligation of Parent and the Sponsor Party, enforceable against Parent and, to the Knowledge of Parent, the Sponsor Party, in accordance with its terms, except insofar as such enforceability may be limited by any Bankruptcy and Equity Exception. There are no conditions precedent or other contingencies related to the funding, investing or use of the full proceeds of the Financing pursuant to any agreement relating to the Financing to which the (i) Sponsor Party, Parent, Merger Sub or any of their respective Affiliates is a party or (ii) any other Person is a party. As of the date of this Agreement, neither Parent nor the Sponsor Party has committed any breach of any of its covenants or other obligations set forth in, or is in default under, the Equity Commitment Letter. Assuming the truth and accuracy of the representations and warranties of the Company set forth in Section 5.01, as of the date hereof, to the extent such representations and warranties are required to be so true and correct in order to satisfy the condition to Closing set forth in Section 7.02(a), as of the date of this Agreement, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would, or would reasonably be expected to, (i) constitute or result in a breach or default on the part of any party to the Equity Commitment Letter; (ii) constitute or result in a failure to satisfy any of the terms or conditions set forth in the Equity Commitment Letter required to be complied with or satisfied by the parties to the Equity Commitment Letter; (iii) make any of the assumptions or any of the statements set forth in the Equity Commitment Letter inaccurate in any material respect; or (iv) otherwise result in any portion of the Financing not being available, when required pursuant to the terms of the Equity Commitment Letter. Assuming the satisfaction or waiver of the conditions to Parent’s obligations to consummate the Merger pursuant to Section 7.01 and Section 7.02 of this Agreement, Parent has no reason to believe that (A) it will be unable to satisfy on a timely basis any term of the Equity Commitment Letter to be satisfied by it; or (B) the Financing will not be made available as of the Closing if the terms or conditions contained in the Equity Commitment Letter to be satisfied by it are satisfied.

(iii)       As of the date of this Agreement, (A) the Equity Commitment Letter and the terms of the Financing have not been amended or modified prior to the date of this Agreement, (B) other than as expressly contemplated by the Equity Commitment Letter, no amendment or modification is contemplated by Parent or by the Sponsor Party to the Equity Commitment Letter that would permit the parties to the Equity Commitment Letter to reduce the amount of the Financing below the Required Amounts or impose new or additional conditions precedent to the availability of the Financing or that would otherwise adversely affect the availability of the Financing on the Closing Date, and (C) the respective commitments contained in the Equity Commitment Letter have not been withdrawn, terminated, repudiated or rescinded in any respect, and no such withdrawal, termination, repudiation or rescission is contemplated. There are no Contracts, agreements, side letters or other written arrangements relating to the funding or use of the Financing to which the Sponsor Party, Parent, Merger Sub or any of their respective Affiliates is a party that would permit the parties to the Equity Commitment Letter to reduce the amount of the Financing below the Required Amounts, impose new or additional conditions precedent to the availability of the Financing or that would otherwise adversely affect the availability of the Financing on the Closing Date, other than as expressly contemplated by the Equity Commitment Letter.

(iv)       Assuming the satisfaction or waiver of the conditions to Parent’s obligations to consummate the Merger pursuant to Section 7.01 and Section 7.02 of this Agreement, based upon facts that Parent has knowledge of as of the date of this Agreement, the aggregate amounts committed pursuant to the Equity Commitment Letter will provide Parent with sufficient immediately available cash funds to (i) pay in full all amounts payable at the Closing pursuant to Article 4 in connection with or as a result of the Merger, including payment of the aggregate consideration to which the holders of Shares become entitled pursuant to Section 4.1, the Option Consideration and RSU Cash Replacement Awards and (ii) pay all fees and expenses required to be paid at the Closing by the Company, Parent or Merger Sub in connection with the Merger (such amounts, collectively, the “Required Amounts”).

(v)       Assuming the satisfaction of the conditions set forth in Section 7.01 and Section 7.02, Parent and Merger Sub acknowledge and agree that their obligation to consummate the transactions contemplated by this Agreement is not and will not be subject to the receipt by Parent or Merger Sub of any financing or the consummation of any other transaction and in no event shall the receipt or availability of any funds or financing by or to Parent, Merger Sub or any of their Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

(g)       Ownership of Merger Sub; No Prior Activities. The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.001 per share, all of which are duly authorized, validly issued and outstanding and non-assessable. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent, and there are no other shares of capital stock or voting securities of Merger Sub, no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, business activities, assets, liabilities or obligations of any nature other than those incident to its formation or pursuant to this Agreement and the Merger and any other transactions contemplated by this Agreement.

(h)       Solvency. Parent is not entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of itself or any of its Affiliates.

(i)       Brokers and Finders. Except for any Person whose fees and expenses will be paid by Parent, neither Parent nor Merger Sub has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees for which the Company would be responsible in connection with the Merger or any other transactions contemplated by this Agreement.

(j)       Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13e-3 and any amendment or supplement thereto will, at the date of filing or the date of mailing to stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading.

(k)       Ownership of Shares. Except for 15,821,299 Shares owned by PSC Echo, LP (as, subject to the terms of the Voting and Support Agreement, may be contributed to Parent prior to the Closing), Parent and Merger Sub and their respective Subsidiaries and controlling or controlled Affiliates (including PSC Echo, LP) do not beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities of the Company or any options, warrants or other similar instruments to acquire Shares except pursuant to this Agreement.

(l)       No Other Transactions. As of the date hereof, neither Parent nor any of its Affiliates (including PSC Echo, LP) has entered into any Contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any Contract, arrangement or understanding (in each case, whether oral or written), pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration in the Merger. Other than the Voting and Support Agreement and as contemplated by this Agreement, as of the date hereof, none of Parent, Merger Sub or any of their respective officers, directors or Affiliates (including PSC Echo, LP), has entered into any agreement, arrangement or understanding with any of the Company’s directors, officers, employees or Affiliates the subject of which is related to the Merger or any of the other transactions contemplated by this Agreement.

(m)       No Other Representations or Warranties. Except for the representations and warranties contained in Section 5.01 or in any closing certificate delivered pursuant to Section 7.02(c), Parent and Merger Sub agree and acknowledge that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent, Merger Sub, their respective Affiliates or their or their respective Affiliates’ Representatives in connection with this Agreement or the Merger, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information, and the Company shall not have any liability to Parent or Merger Sub resulting from Parent’s or Merger Sub’s reliance on any such information. Each of Parent and Merger Sub specifically disclaims that it is relying on or has relied on any representations or warranties, other than those representations and warranties contained in Section 5.01 or in any closing certificate delivered pursuant to Section 7.02(c), that may have been made by any Person, and acknowledges and agrees that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

ARTICLE 6

COVENANTS

Section 6.01. Interim Operations. (a) Except (i) as expressly contemplated, required or permitted by this Agreement, (ii) as required by applicable Law, (iii) as approved in writing by Parent (such approval not to be unreasonably withheld, delayed or conditioned), or (iv) as set forth on Section 6.01 of the Company Disclosure Schedule, from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article 8 and the Effective Time, the Company will, and will cause its Subsidiaries to, use its and their commercially reasonable efforts to (A) conduct their businesses in the ordinary course of business in all material respects and (B) preserve intact their business organizations and relationships with customers, suppliers, distributors and other Persons with which it has material business dealings.

(b)       Except (A) as expressly contemplated, required or permitted by this Agreement, (B) as required by applicable Law, (C) as approved in writing by Parent (such approval not to be unreasonably withheld, delayed or conditioned), or (D) as set forth on Section 6.01 of the Company Disclosure Schedule, from the date of this Agreement until earlier to occur of the termination of this Agreement pursuant to Article 8 and the Effective Time, the Company will not, and will cause its Subsidiaries not to:

(i)       (x) adopt any change in the certificate of incorporation or bylaws of the Company or (y) adopt any change in the organizational documents of any of the Company’s Subsidiaries, in each case whether by merger consolidation or otherwise;

(ii)       merge or consolidate the Company or any of its Subsidiaries with any other Person, or restructure, reorganize, recapitalize or completely or partially liquidate or dissolve or otherwise enter into any agreement or arrangement imposing any material restrictions on the assets, operations or business of the Company or any of its Subsidiaries;

(iii)       issue, sell, deliver or agree to commit to issue, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants, restricted shares, restricted share units, performance share units, stock appreciation rights, phantom stock or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, in each case, other than (A) any such transaction among the Company and its Subsidiaries or among the Company’s wholly owned Subsidiaries in the ordinary course of business or (B) any issuance of Shares pursuant to exercise or settlement of Company Equity Awards outstanding as of the date of this Agreement in accordance with their terms;

(iv)       make any loans, advances or capital contributions to or investments in any Person (other than to the Company or any of its wholly owned Subsidiaries in the ordinary course of business);

(v)       declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock or other equity or voting interests;

(vi)       reclassify, split, combine, subdivide or redeem, repurchase, purchase or otherwise acquire or amend the terms of, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock or other equity or voting interest (except for (A) acquisitions of Shares in satisfaction of withholding obligations in respect of Company Equity Awards to the extent required by such Company Equity Awards, or (B) payment of the exercise price in respect of Company Options, in the case of this clause (B), outstanding as of the date of this Agreement pursuant to its terms or granted thereafter not in violation of this Agreement);

(vii)       create, incur, assume or guarantee or otherwise become liable for any Indebtedness for borrowed money or issue any debt securities or guarantees of the same or any other Indebtedness, except for (A) guarantees or credit support provided by the Company or any of its Subsidiaries of the obligations of the Company or any of its Subsidiaries in the ordinary course of business to the extent such Indebtedness is in existence on the date of this Agreement, or (B) any Indebtedness solely among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries in the ordinary course of business;

(viii)       other than in the ordinary course of business consistent with past practice, enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement; provided, that no Contract of the type described in Section 5.01(k)(i)(N) or Section 5.01(k)(i)(O) shall be entered into without the prior written consent of Parent;

(ix)       other than in the ordinary course of business consistent with past practice, amend, modify or waive in any material respect or terminate any Material Contract in a manner adverse to the Company (other than expirations of any such Contract in accordance with its terms);

(x)       make any material changes with respect to financial accounting policies or procedures, except as required by Law or by U.S. GAAP or official interpretations with respect thereto or by any Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization);

(xi)       settle any Action for an amount in excess of $75,000 individually or $150,000 in the aggregate other than (A) any settlement or compromise where the amount paid or to be paid by the Company or any of its Subsidiaries is fully covered by insurance coverage or retention amounts maintained by the Company or any of its Subsidiaries and (B) settlements or compromises of any Action for an amount not in excess of the amount, if any, reflected or specifically reserved in the balance sheet (or the notes thereto) of the Company included in the Company Reports; provided, that, in the case of each of the foregoing clauses (A) and (B), the settlement or compromise of such Action does not (x) impose any material restriction on the business or operations of the Company or any of its Subsidiaries (or Parent or any of its Subsidiaries after the Closing) or (y) include any non-monetary or injunctive relief, or the admission of wrongdoing, by the Company or any of its Subsidiaries or any of their respective officers or directors;

(xii)       sell, assign, lease, license, sublicense or otherwise transfer or dispose of, abandon or permit to lapse, fail to take any action necessary to maintain, enforce or protect, or create or incur any Lien (other than Permitted Liens), on any material assets or property (including any Company Intellectual Property and Licensed Intellectual Property) except (A) pursuant to existing contracts or commitments (or refinancings thereof) or (B) in the ordinary course of business consistent with past practice and in no event in an amount exceeding $25,000 individually or $50,000 in the aggregate;

(xiii)       except for such actions required by the terms of Benefit Plans as in effect on the date hereof or applicable Law: (A) materially increase the compensation or other benefits payable or provided to any Service Providers other than increases in base salary in the ordinary course of business for Service Providers with base salary of less than $250,000; (B) increase or accelerate or commit to accelerate the funding, payment or vesting of compensation or benefits provided under any Benefit Plan, (C) grant or announce any cash, equity or equity-based, change of control, severance or retention award to any Service Provider; (D) establish, adopt, enter into terminate or amend (x) any Collective Bargaining Agreement or (y) any Benefit Plan (or any plan, program, agreement or arrangement that would be a Benefit Plan if in effect on the date hereof); (E) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative of any employees of the Company or its Subsidiaries or (F) hire or terminate the employment of any employee of the Company whose annualized base compensation exceeds $250,000, other than (x) hiring to replace departed employees or to fill vacancies or (y) terminations for “cause” (as determined in the Company’s reasonable discretion); provided, however, that the foregoing clauses (A), (B), (C), and (D) shall not restrict the Company or its Subsidiaries from making available to newly hired employees or independent contractors (in the ordinary course of business), plans, agreements, benefits and compensation arrangements (including cash incentive grants, but excluding any equity-related incentives) that are on substantially the same terms and conditions and have a value that is consistent with the past practice of making compensation and benefits available to newly hired employees or independent contractors in similar positions or for employees or independent contractors with similar levels of responsibility;

(xiv)       acquire any business, assets or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation or otherwise), other than the acquisition of assets from vendors or suppliers of the Company or any of its Subsidiaries in the ordinary course of business;

(xv)       implement or announce any permanent plant closings or permanent facility shutdown that would implicate the WARN Act;

(xvi)       other than in the ordinary course of business (A) make, change or revoke any income or other material Tax election; (B) materially change or amend its methods for reporting income, deductions or accounting for Tax purposes or Tax accounting period, (C) file any material amended Tax Return, (D) settle or compromise any Action relating to any material amount of Taxes, (E) enter into any material closing agreement, (F) enter into any material agreement with a Governmental Authority with respect to Taxes, (G) enter into or change any material Tax sharing, Tax advance pricing, Tax allocation, or Tax indemnification agreement that is binding on the Company or its Subsidiaries, (H) consent to the extension or waiver of the limitation period applicable to any material amount of taxes, (I) make a request for a material Tax ruling to any Governmental Authority or (J) surrender any right to claim a material Tax refund, offset, abatement, reduction, deduction, exemption, credit or other reduction in liability; or

(xvii)       agree, authorize or commit to do any of the foregoing.

(c)       Following the date hereof and through the Closing Date, the Company agrees to use commercially reasonable efforts to keep Parent informed, at regular intervals, regarding its cash position and current and projected cash burn in accordance with historical practice in keeping its own senior leadership informed of such matters, and agrees to use commercially reasonable efforts to notify Parent reasonably promptly and in reasonable detail upon becoming aware that its monthly cash burn has exceeded or may exceed $4,000,000.

Section 6.02. Acquisition Proposals; Change of Recommendation.

(a)       Subject to the terms of this Section 6.02, the Company agrees that from the date hereof until the earlier of the termination of this Agreement pursuant to Article 8 and the Effective Time, the Company will, and will cause its Subsidiaries and its and their respective employees, officers and directors to, and will use its reasonable best efforts to cause each of its and their respective other Representatives to, (x) cease and cause to be terminated any discussions or negotiations with any Person or Group that would be prohibited by this Section 6.02(a) and cease providing any further information with respect to the Company or any Acquisition Proposal to any such Person or Group or its or their Representatives; (y) promptly terminate all access granted to any such Person or Group and its or their Representatives to any physical or electronic data room (or any other diligence access); and (z) promptly following the execution of this Agreement (and in any event within two Business Days hereof) request in writing the prompt return or destruction of all non-public information concerning the Company and its Subsidiaries theretofore furnished to any such Person by the Company and its Subsidiaries or Representatives with whom a confidentiality agreement with respect to an Acquisition Proposal was entered into at any time within the five-month period immediately preceding the date hereof. From and after the execution of this Agreement until the earlier of the termination of this Agreement pursuant to Article 8 and the Effective Time, the Company agrees that, except as expressly permitted by this Section 6.02, neither it nor any of its Subsidiaries nor any of the employees (including any officers) and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly:

(i)       initiate, solicit, propose or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal (provided, that, notwithstanding the foregoing, the Company shall be permitted to grant a waiver of or terminate any “standstill” or similar bona fide agreement or obligation of any Person with respect to the Company to allow such Person to submit an Acquisition Proposal if the Company Board (acting on the recommendation of the Special Committee) or the Special Committee has determined that failure to so waive or terminate would be inconsistent with the Company’s directors’ fiduciary duties under applicable Law);

(ii)       engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any nonpublic information or data to any Person or Group relating to, any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of this Section 6.02 prohibit such discussions);

(iii)       furnish to any Person (other than Parent or any of its Affiliates) any non-public information relating to the Company or any of its Subsidiaries or afford to any such Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and its Subsidiaries, in any such case with the intent to induce, or that would reasonably be expected to result in, the making, submission or announcement of, an Acquisition Proposal;

(iv)       approve, endorse or recommend any proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal; or

(v)       resolve or agree to do any of the foregoing.

(b)       Notwithstanding anything in Section 6.02(a) to the contrary, but subject to compliance with the other provisions of this Section 6.02, prior to receiving the Requisite Company Stockholder Approval, in response to an unsolicited bona fide written Acquisition Proposal received after the date of this Agreement that did not result from a breach of Section 6.02(a), the Company may (acting on the recommendation of the Special Committee), or may authorize its Representatives to, (A) provide information in response to a request therefor by a Person or Group who has made such an unsolicited bona fide written Acquisition Proposal if the Company receives from such Person or Group so requesting such information an Acceptable Confidentiality Agreement; provided, that such Acceptable Confidentiality Agreement need not prohibit the making, or amendment, of an Acquisition Proposal; and provided, further, that the Company shall substantially concurrently disclose (and, if applicable, provide copies of) any such information to Parent to the extent not previously disclosed or provided; and (B) engage or participate in any discussions or negotiations with any Person or Group who has made such an unsolicited bona fide written Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (A) or (B) above, the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal. Anything in this Agreement to the contrary notwithstanding, the Company, directly or indirectly through one or more of its Representatives, may, prior to receiving the Requisite Company Stockholder Approval, seek clarification from (but not engage in negotiations with or provide non-public information to) any Person or Group that has made an Acquisition Proposal solely to clarify and understand any ambiguous terms and conditions of such proposal that are necessary to provide adequate information for the Company Board or the Special Committee to make an informed determination under this Section 6.02.

(c)       No Change in Recommendation or Alternative Acquisition Agreement. Except as permitted by Section 6.02(d), the Company Board, including the Special Committee, shall not:

(i)       withhold, withdraw, qualify or modify (in a manner adverse to Parent) (or publicly propose or resolve to withhold, withdraw, qualify or modify (in a manner adverse to Parent)) the Company Recommendation (it being understood that it shall be considered a modification adverse to Parent that is material if (A) any Acquisition Proposal structured as a tender or exchange offer is commenced and the Company Board, including the Special Committee, fails to publicly recommend against acceptance of such tender or exchange offer by the holders of Shares within ten Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (B) any Acquisition Proposal is publicly announced and the Company Board or the Special Committee fails to issue a public press release within ten Business Days of such public announcement reaffirming the Company Recommendation or stating that the Company Recommendation has not been changed);

(ii)       authorize, adopt, approve, endorse, recommend or publicly declare advisable (or publicly propose to authorize, adopt, approve, endorse, recommend or otherwise declare advisable), any Acquisition Proposal; and

(iii)       except as expressly permitted by, and after compliance with, this Section 6.02, approve or recommend, or declare advisable or propose to enter into, or cause or permit the Company to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, joint venture agreement, share exchange agreement or other similar definitive agreement with respect to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement in accordance with Section 6.02(a) relating to any Acquisition Proposal) (an “Alternative Acquisition Agreement,” and any of the actions set forth in the foregoing clauses (i) through (iii), a “Change of Recommendation”). For the avoidance of doubt, a Change of Recommendation shall have no effect on the effectiveness of the Requisite Company Stockholder Approval.

Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to receiving the Requisite Company Stockholder Approval, but not after, the Company Board (upon the recommendation of the Special Committee) or the Special Committee shall be permitted, so long as the Company (acting on the direction of the Special Committee) is not in material violation of this Section 6.02 and subject to compliance with Section 6.02(d), (A) to terminate this Agreement to concurrently enter into a definitive Alternative Acquisition Agreement with respect to a Superior Proposal pursuant to Section 8.01(f) (in which case the Company shall pay, or cause to be paid, to Parent (or one or more of its designees), the Company Termination Fee pursuant to Section 8.02) or (B) to effect a Change of Recommendation in connection with such Superior Proposal.

(d)       Superior Proposal; Changes of Recommendation.

(i)       Anything in this Agreement to the contrary notwithstanding, prior to receiving the Requisite Company Stockholder Approval, in response to an unsolicited bona fide written Acquisition Proposal that did not arise from a breach of the obligations set forth in Section 6.02(a), either the Company Board (acting on the recommendation of the Special Committee) or the Special Committee may effect a Change of Recommendation, if prior to taking such action (A) the Company Board (acting on the recommendation of the Special Committee), or the Special Committee, as applicable, determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal is a Superior Proposal and (B) the

Company shall have given five Business Days’ prior notice to Parent that the Company has received such proposal, specifying the material terms and conditions of such proposal (including the identity of the Person or Group making such proposal) and copies of the most recent versions of all relevant documents relating to such proposal, and that the Company intends to take such action, and during such three Business Day period, the Company shall (and shall cause its Representatives to) be reasonably willing and available to participate in good faith negotiations with Parent and its Representatives should Parent propose to make adjustments or revisions to the terms and conditions of this Agreement, the Equity Commitment Letter and/or the Limited Guarantee; and at the end of the five Business Day period, prior to taking action to effect a Change of Recommendation the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines (taking into account any adjustment to the terms and conditions of this Agreement, the Equity Commitment Letter and/or the Limited Guarantee committed to by Parent in writing in response to such Acquisition Proposal, if any, and any other information offered by Parent) in good faith, after consultation with its financial advisors and outside legal counsel, that the Acquisition Proposal remains a Superior Proposal; provided that in the event of any change to the financial terms of, or any other material amendment or material modification to, any Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.02(d)(i) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.02(d)(i) shall be reduced to three Business Days; and

(ii)       Anything in this Agreement to the contrary notwithstanding, prior to receiving the Requisite Company Stockholder Approval, in response to an Intervening Event (as defined below), the Company Board (acting on the recommendation of the Special Committee) or Special Committee may effect a Change of Recommendation if prior to taking such action (A) the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (B) the Company shall have given three Business Days’ prior notice to Parent that the Company has determined that an Intervening Event has occurred or arisen (which notice will describe such Intervening Event in detail) and that the Company intends to effect a Change of Recommendation, and after giving such notice and prior to effecting such Change of Recommendation, the Company negotiates (and causes its Representatives to negotiate) in good faith with Parent and its Representatives (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms and conditions of this Agreement, the Equity Commitment Letter and/or the Limited Guarantee in response thereto; and at the end of the five Business Day period, prior to taking action to effect a Change of Recommendation, the Company Board (acting on the recommendation of the Special Committee) or Special Committee takes into account any adjustments or revisions to the terms and conditions of this Agreement, the Equity Commitment Letter and/or the Limited Guarantee proposed by Parent in writing and any other information offered by Parent in response to such notice, and determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to effect a Change of Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with its fiduciary obligations under applicable Law; provided that in the event of any material changes regarding any Intervening Event, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.02(d)(ii) with respect to such new written notice, except that the advance written notice obligation set forth in Section

6.02(d)(ii) shall be reduced to two Business Days. “Intervening Event” means any material change, effect, event, occurrence or development arising after the date of this Agreement that was not known or reasonably foreseeable by the Special Committee as of the date of this Agreement (or, if known or reasonably foreseeable, only the portion of such change, effect, event, occurrence or development of which the magnitude or material consequences were not known or reasonably foreseeable by the Special Committee as of the date of this Agreement); provided, however, that in no event shall the receipt, existence or terms of an actual or possible Acquisition Proposal or any matter relating thereto or the consequences thereof constitute or be deemed to contribute to an Intervening Event.

(e)       Certain Permitted Disclosure. Anything in this Agreement to the contrary notwithstanding, the Company, the Company Board or the Special Committee, may, to the extent applicable, disclose to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or make any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or any similar statement in response to any publicly disclosed Acquisition Proposal as required by applicable Law, or a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto to comply with disclosure obligations under applicable Law, in each case, which actions shall not constitute or be deemed to constitute a Change of Recommendation; provided, however, that nothing in this paragraph (e) shall be construed to permit the Company to effect any Change of Recommendation other than in accordance with Section 6.02(d).

(f)       Notice. The Company agrees that it will promptly (and, in any event, within twenty-four (24) hours) notify Parent in writing if any inquiries, proposals, indications of interest or offers with respect to an Acquisition Proposal are received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives after the date hereof indicating, in connection with such notice, the material terms and conditions of any inquiry, proposal (including, for the avoidance of doubt, the form and amount of consideration and proposed financing arrangements), or offer (including the identity of the Person or Group making such inquiry, proposal, indication of interest or offer and, if applicable, copies of any written request, proposal, inquiry, indication of interest or offer, including proposed agreements, commitment letters and any other written communications, but excluding, for the avoidance of doubt, drafts of agreements to the extent they do not constitute or form a part of the Acquisition Proposal or request) and thereafter shall keep Parent reasonably informed, on a reasonably current basis (and, in any event, within twenty-four (24) hours), of the status and material terms of any such proposal, inquiry, indication of interest or offer (including any amendments thereto and any new, amended or revised material written materials relating thereto provided to the Company or its Representatives) and the status of any such discussions or negotiations.

Section 6.03. Proxy Statement, Schedule 13e-3 and Other Required SEC Filings; Company Stockholder Meeting.

(a)       The Company will use reasonable best efforts to, as promptly as reasonably practicable following the date hereof, and in any event within 20 days following the date of this Agreement, prepare and file with the SEC a preliminary proxy statement relating to the Company

Stockholder Meeting (as amended or supplemented, the “Proxy Statement”). Subject to Section 6.02, the Proxy Statement will include the Company Recommendation with respect to the Merger. The Company and Parent shall cooperate to, concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13e-3 (such transaction statement, including any amendment or supplement thereto, the “Schedule 13e-3”) relating to the transactions contemplated by this Agreement.

(b)       Parent shall, as promptly as practicable, use reasonable best efforts to furnish to the Company all information concerning Parent and Merger Sub as may be requested in writing by the Company in connection with the Proxy Statement and the Schedule 13e-3, including such information that is required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and the Schedule 13e-3, and shall otherwise assist and reasonably cooperate with the Company in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC) and the Schedule 13e-3. Parent will, upon written request of the Company, use reasonable best efforts to confirm or supplement the information relating to Parent or Merger Sub supplied by it for inclusion in the Proxy Statement and the Schedule 13e-3, such that at the time of the mailing of the Proxy Statement and the Schedule 13e-3 or any amendments or supplements thereto, and at the time of the Company Stockholder Meeting, such information shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)       If the Company determines that it is required to file any document other than the Proxy Statement or the Schedule 13e-3 with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will as promptly as reasonably practicable prepare and file such Other Required Company Filing with the SEC. The Company will use reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NASDAQ. The Company may not file the Proxy Statement or any Other Required Company Filing (in each case, including any amendments thereto) with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or its counsel.

(d)       The Company shall use reasonable best efforts to ensure that on the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, neither the Proxy Statement nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied in writing by Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing. The Company and Parent agree, as to themselves and their Affiliates, that the Schedule 13e-3 will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Each of Company, Parent and Merger Sub shall ensure that none of the information supplied by it for inclusion in the

Schedule 13e-3 will, on the date of filing or the date of mailing to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that (i) no covenant is made by the Company with respect to any information supplied in writing by Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Schedule 13e-3 and (ii) no covenant is made by Parent or Merger Sub with respect to any information supplied in writing by the Company or any of its Affiliates for inclusion or incorporation by reference in the Schedule 13e-3.

(e)       If any information relating to the Company or Parent, or any of their respective Affiliates or its or their respective Representatives, should be discovered by a Party to be required to be set forth in an amendment or supplement to the Proxy Statement, Schedule 13e-3 or Other Required Company Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall as promptly as practicable following such discovery notify the other Party or Parties (as the case may be) and after such notification, as and to the extent required by applicable Law, (i) the Company shall promptly prepare (with the assistance of Parent as provided for in this Section 6.03) an amendment or supplement to the Proxy Statement or Other Required Company Filing, (ii) the Company and Parent shall promptly prepare an amendment or supplement to the Schedule 13e-3 and/or (iii) the Company shall cause the Proxy Statement, Other Required Company Filing or Schedule 13e-3, as so amended or supplemented, to be filed with the SEC and to be disseminated to its stockholders.

(f)       The Company and its Affiliates, on the one hand, and Parent, Merger Sub and their respective Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement, the Schedule 13e-3 or any Other Required Company Filing, as the case may be, or any amendment or supplement thereto, without first providing the other Party a reasonable opportunity to review and comment on such written communication, and each Party will give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(g)       The Company, on the one hand, and Parent and Merger Sub, on the other hand, will advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (i) any amendment or revisions to the Proxy Statement, the Schedule 13e-3 or any Other Required Company Filing, as the case may be; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement, the Schedule 13e-3 or any Other Required Company Filing, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith.

(h)       Subject to applicable law, the Company will use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement, which confirmation will be deemed to occur if the SEC has not affirmatively notified the Company prior to the tenth calendar day after filing the Proxy Statement that the SEC will or will not be reviewing the Proxy Statement.

Section 6.04. Company Stockholder Meeting.

(a)       Subject to the provisions of this Agreement, the Company will take all action necessary in accordance with the DGCL, the Charter, the Bylaws and the rules of NASDAQ to establish a record date for (and the Company will consult with Parent with respect to such record date and will not change the record date without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) unless required by applicable Law), duly call, give notice of, convene and hold the Company Stockholder Meeting as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of obtaining the Requisite Company Stockholder Approval.

(b)       Notwithstanding anything to the contrary in this Agreement, the Company may postpone or adjourn the Company Stockholder Meeting, up to two times without the consent of the Parent (not to be unreasonably withheld, conditioned or delayed), in each case for a period of up to ten (10) days (and shall postpone or adjourn the Company Stockholder Meeting at the request of Parent in the event of the following clause (ii)) if (i) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable law, order or a request from the SEC or its staff; (ii) the Special Committee has determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law to postpone or adjourn the Company Stockholder Meeting in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to Company Stockholders or otherwise made available to the Company Stockholders by filing materials with the SEC or (iii) with the prior consent of Parent, in each case in accordance with the terms of this Agreement.

Section 6.05. Efforts; Cooperation; Regulatory Matters.

(a)       Subject to the terms of this Agreement, each of the Company, Parent and Merger Sub shall use reasonable best efforts to: (i) take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to cause the conditions precedent set forth in Article 7 to be satisfied and consummate and make effective the Merger and any other transactions contemplated by this Agreement when required in accordance with this Agreement as promptly as reasonably practicable and in any event prior to the Outside Date; (ii) obtain from any Governmental Authority any consents, licenses, permits, waivers, approvals, authorizations, clearances or orders advisable or required to be obtained by Parent, the Company or any of their respective controlled Affiliates and (iii) as promptly as reasonably practicable, make or cause to be made any required or advisable registrations, declarations, submissions and filings with respect to the Merger or any other transactions contemplated by this Agreement required under the Exchange Act, any other applicable federal or state securities Laws, and any other applicable Law.

(b)       Without limiting the generality of anything contained in this Section 6.05, Parent and the Company shall: (i) give the other Parties prompt notice of the making or commencement of any request or proceeding by or before any Governmental Authority with respect to the Merger or any other transactions contemplated by this Agreement; (ii) keep the other Parties informed as to the status of any such request or proceeding; (iii) give the other Parties notice and an opportunity to participate in any substantive communication made to any domestic, foreign or supranational Governmental Authority regarding the Merger or any other transactions contemplated by this

Agreement; and (iv) promptly notify the other Parties of any communication from any domestic, foreign or supranational Governmental Authority regarding the Merger or any other transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and each will consult with the other on and consider in good faith the views of the other in connection with, any filing made with, or substantive written materials submitted or substantive communication made to any Governmental Authority in connection with the Merger or any other transactions contemplated by this Agreement (other than the Proxy Statement, the Schedule 13e-3 and any Other Required Company Filing, which are covered by Section 6.03). In addition, except as may be prohibited by any Governmental Authority or by any applicable Law, each Party will permit authorized representatives of the other Parties to be present at each non-ministerial meeting, conference, videoconference, or telephone call and to have access to and be consulted in connection with any presentation, letter, white paper, or proposal made or submitted to any Governmental Authority in connection with such request or proceeding. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.05 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be); provided, that materials provided pursuant to this Section 6.05 may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual obligations, and (iii) as necessary to address reasonable privilege concerns.

(c)       Subject to applicable Laws and as required by any Governmental Authority, the Company, on the one hand, and Parent, on the other hand, each shall keep the other apprised of the status of matters relating to completion of the Merger and the other transactions contemplated hereby, including promptly furnishing the other with copies of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement or (b) upon receiving any communication from any Governmental Authority or third party whose consent or approval is required for consummation of the Merger or the other transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such consent or approval will be materially delayed.

Section 6.06. Information.

(a)       The Company and Parent each shall, upon reasonable request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as, in each case, may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13e-3 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Affiliates to any Governmental Authority in connection with the Merger and any other transactions contemplated by this Agreement.

(b)       Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours and consistent with applicable Law, upon reasonable advance notice, from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, to its contracts and other books and records; provided, that the Company shall not be required to afford such access or furnish such information if it would unreasonably interfere with the operations of the Company or any of its Subsidiaries and no investigation pursuant to this Section 6.06(b) shall affect or be deemed to modify any representation or warranty made by the Company herein; provided, further, that the foregoing shall not require the Company to disclose any information of the Company or any of its Subsidiaries the disclosure of which would (i) violate the provisions of any Contract (including any confidentiality agreement or similar agreement or arrangement) to which the Company or any of its Subsidiaries is a party or (ii) result in a loss of attorney-client privilege; provided, that, in each case, in the event the Company does not disclose certain information pursuant to the foregoing clauses, the Company shall notify Parent of the failure to disclose and describe generally any information so withheld and, at Parent’s reasonable request, the Parties shall use commercially reasonable efforts to implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the non-disclosure to the greatest extent reasonably possible, including by arrangement of appropriate clean room procedures, redaction of text from documents or entry into a customary joint defense agreement with respect to any information to be so provided. Notwithstanding the foregoing, Parent and its Representatives shall not be permitted to perform any invasive on-site procedures (including any invasive on-site study) with respect to any property of the Company or its Subsidiaries without the Company’s prior written consent.

(c)       To the extent that any of the information or material furnished pursuant to this Section 6.06 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine. The Parties further agree that Parent and Merger Sub shall, and shall cause their respective Representatives to, keep all such information confidential pursuant to, and subject to the terms and conditions of, the confidentiality provisions of the Investor Rights Agreement.

Section 6.07. Stock Exchange Delisting. The Company and Parent shall cooperate to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable Laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.08. Publicity. The initial press release, if any, regarding the Merger shall be a joint press release of Parent and the Company reasonably acceptable to Parent and the Company. Thereafter, except as otherwise expressly contemplated by Section 6.02, neither the Company nor Parent, nor any of their respective Affiliates, shall issue any press release or make any other public announcement or public statement (to the extent not previously publicly disclosed or made in accordance with this Agreement) with respect to this Agreement or the Merger or any other transactions contemplated by this Agreement without consulting with each other and providing meaningful opportunity for review and giving due consideration to reasonable comment by the other Party, except (a) as such press release or other public announcement may be required by applicable Law, in which case the Party required to issue the release or make the announcement shall use commercially reasonable efforts to provide the other Party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance and shall give reasonable and good-faith consideration to any such comments proposed by the other Party, (b) any disclosure of information concerning this Agreement in connection with any dispute between the Parties regarding this Agreement, or (c) internal announcements to employees that are not made public. Notwithstanding anything to the contrary in this Section 6.08, (i) each of the Parties may make public statements in response to questions by the press, analysts, investors, business partners or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company or to the extent that they have been reviewed and previously approved by both Parent and the Company and (ii) Parent, Merger Sub and their respective Affiliates may, without consultation or consent, make ordinary course disclosure and communication to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions.

Section 6.09. Employee Benefits. For a period of at least 12 months following the Closing, Parent shall cause the Surviving Corporation to continue to provide to each employee of the Company who continues to be employed with the Company or its Subsidiaries immediately following the Closing (each such employee, a “Continuing Employee”) with coverage and benefits under severance plans, policies and agreements that are substantially comparable to those for which such Continuing Employees were eligible as of immediately prior to the Closing. Notwithstanding the foregoing, nothing in this Agreement shall (i) be treated as an establishment, termination, or amendment of any particular Benefit Plan, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Benefit Plan, in each case, in accordance with their terms, (iii) obligate Parent, the Surviving Corporation or any of their Affiliates to retain the employment of any particular employee or (iv) create any third-party beneficiary rights, including for the benefit of any Company employees or any of the Company’s Subsidiaries, or any beneficiary or dependent thereof, or any collective bargaining representative thereof.

Section 6.10. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Merger and any other transactions contemplated by this Agreement, including all fees and expenses of its Representatives, shall be paid by the Party incurring such expense, except that expenses incurred in connection with the filing fee for the Proxy Statement, the Schedule 13e-3 and any Other Required Company Filing and printing and mailing the Proxy

Statement and Schedule 13e-3 and any Other Required Company Filing shall be borne by the Company.

Section 6.11. Indemnification.

(a)       For six (6) years from and after the Closing, Parent shall cause the Surviving Corporation to indemnify and hold harmless all past and present officers and directors (or equivalent) of the Company and each Subsidiary thereof (the “Indemnified Parties”) to the same extent such persons are currently indemnified by the Company or any Subsidiary thereof pursuant to its certificate of incorporation and by-laws (or equivalent organizational documents) as in effect on the date hereof for acts or omissions occurring at or prior to the Closing Date, and Parent shall not permit the Surviving Corporation or any of its Subsidiaries to, amend, repeal or modify any provision in the Surviving Corporation’s or any of its Subsidiaries’ certificates of incorporation and by-laws relating to the exculpation or indemnification of former officers and directors as in effect immediately prior to the date hereof in a manner that would adversely affect the Indemnified Parties. Parent also agrees that, for six (6) years from and after the Closing, it shall cause the Surviving Corporation to promptly advance expenses as incurred by each Indemnified Party to the same extent such persons are currently entitled to receive advances of expenses pursuant to the certificate of incorporation and by-laws (or equivalent organizational documents) of the Company and each Subsidiary thereof as in effect on the date hereof.

(b)       During the period commencing at the Effective Time and ending on the six (6) year anniversary of the Effective Time, subject to the remainder of this Section 6.11(b), the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, or a replacement insurance policy of such D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier that includes coverage with respect to acts or omissions occurring prior to the Effective Time, in each case, on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.11(b), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage in the last twelve-month period ending on October 1, 2023 (the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then, subject to the following sentence, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. In lieu of maintaining the D&O Insurance or obtaining a replacement insurance policy pursuant to this Section 6.11(b), the Company may (or if Parent requests, the Company shall) or the Surviving Corporation may, as applicable, purchase a prepaid “tail” policy with respect to the D&O Insurance, with an extended reporting period ending on the six (6) year anniversary of the Effective Time, from the Company’s current directors’ and officers’ liability insurance carrier or an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company, prior to the Effective Time, or the Surviving Corporation, following the Effective Time, purchases such a “tail” policy, the Surviving Corporation shall (and Parent shall cause the

Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for so long as such “tail” policy is in full force and effect.

(c)       Notwithstanding anything contained in this Agreement to the contrary, this Section 6.11 shall survive the consummation of the Closing indefinitely. In the event that Parent, the Surviving Corporation or any of its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, the successors and assigns of Parent or its Subsidiaries, as the case may be, shall expressly assume and be bound by the obligations set forth in this Section 6.11.

(d)       The obligations of Parent, the Surviving Corporation and its Subsidiaries under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.11 applies without the written consent of such affected Indemnified Party.

Section 6.12. Stockholder Litigation. The Company shall promptly notify Parent of any stockholder litigation against it or any of its Representatives arising out of or relating to this Agreement, the Merger or any other transactions contemplated by this Agreement (including by providing copies of all litigation documents, pleadings, letters, notices or other material documents served on or otherwise noticed to the Company or any of its directors or officers) and shall keep Parent reasonably and promptly informed regarding any such stockholder litigation. Until the termination of this Agreement in accordance with Article 8, the Company shall (a) provide Parent a reasonable opportunity to review and to propose comments to all filings or written responses to be made by the Company in connection with any stockholder litigation against the Company and its directors or officers relating to any transaction contemplated by this Agreement and promptly and reasonably consult with Parent with respect to the defense, settlement or compromise of any such stockholder litigation, and the Company shall give reasonable and good-faith consideration to any comments proposed by Parent and (b) give Parent the opportunity to participate (but not to control), at Parent’s expense, in the defense, settlement or prosecution of any such stockholder litigation. In no event shall the Company enter into or agree to any settlement with respect to such stockholder litigation without Parent’s consent. Notwithstanding anything to the contrary in this Section 6.12, any Action relating to the Dissenting Shares will be governed by Section 4.02(g).

Section 6.13. Reserved.

Section 6.14. Reserved.

Section 6.15. Other Actions by the Company.

(a)       Takeover Statutes. If any Takeover Statute is or becomes applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub and the members of their respective boards of directors shall use reasonable best efforts to, to the extent permitted by applicable Law, grant such approvals and take such actions as are necessary so that the Merger or such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise use reasonable best efforts to eliminate or minimize the effects of such statute or regulation on such transactions.

(b)       Section 16 Matters. The Company and the Company Board (or a duly formed committee thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 6.16. Obligations of Parent. Parent, in its capacity as the sole stockholder of Merger Sub, shall, in accordance with applicable Law and its certificate of incorporation and bylaws, approve and adopt this Agreement by written consent immediately following its execution.

Section 6.17. Certain Contracts. Without the prior written consent of the Special Committee, Parent, Merger Sub and their respective Affiliates (including PSC Echo, LP) shall not, (i) other than the Voting and Support Agreement, enter into any agreement, arrangement or understanding (in each case, whether written or oral) with any of the Company’s or its Subsidiaries’ directors, officers, employees or stockholders (A) the subject of which is related to the Merger or the other transactions contemplated by this Agreement (other than such agreements, arrangements or understandings that are contingent upon consummation of the Closing) or (B) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration, or (ii) in the case of Parent, Merger Sub and PSC Echo, LP only, enter into or modify any Contract which would, individually or in the aggregate, prevent the ability of Parent or Merger Sub to consummate the Merger or any other transactions contemplated hereby.

Section 6.18. Special Committee. Prior to the Effective Time, without the prior written consent of the Special Committee, (i) the Company Board shall not dissolve or otherwise dismantle the Special Committee, or revoke or diminish the authority of the Special Committee, and (ii) neither Parent, Merger Sub nor their respective Affiliates (including PSC Echo, LP) shall remove or cause the removal of any director of the Company Board that is a member of the Special Committee either as a member of the Company Board or such Special Committee other than for cause.

ARTICLE 7

CONDITIONS

Section 7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a)       Requisite Company Stockholder Approvals. The Requisite Company Stockholder Approval shall have been obtained.

(b)       Laws or Orders. No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) (collectively, an “Order”) that is in effect that restrains, enjoins, renders illegal or otherwise prohibits consummation of the Merger.

Section 7.02. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

(a)       Representations and Warranties. (i) The representation and warranty of the Company set forth in Section 5.01(a)(i) (Organization, Good Standing and Qualification) (other than the first sentence thereof), Section 5.01(g)(ii) (Absence of Material Adverse Effect) and Section 5.01(s) (Fairness Opinion) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as if made on and as of such date (except to the extent that any such representation or warranty expressly speaks as of a particular date or period of time, in which case as of such particular date or period of time); (ii) each of the representations and warranties of the Company set forth in Section 5.01(b)(i), the first sentence of Section 5.01(b)(ii), Section 5.01(b)(iv) and Section 5.01(b)(v) (Capital Structure) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as if made on and as of such date (except to the extent that any such representation or warranty expressly speaks as of a particular date or period of time, in which case as of such particular date or period of time), except for any de minimis inaccuracies; (iii) each of the representations and warranties of the Company set forth in the first sentence of Section 5.01(a)(i) (Organization, Good Standing and Qualification), Section 5.01(b)(iii) (Capital Structure), Section 5.01(c) (Corporate Authority; Approval and Fairness), Section 5.01(m) (Takeover Statutes) and Section 5.01(u) (Brokers and Finders) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as if made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time); and (iv) the other representations and warranties of the Company set forth in this Agreement (without giving effect to any materiality limitations, such as “material,” “in all material respects” and “Material Adverse Effect” set forth therein) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as if made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iv), for any failures of such representations and warranties to be so true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)       Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Closing Date.

(c)       No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(d)       Company Closing Certificate. Parent and Merger Sub shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company certifying that the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) are satisfied.

Section 7.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(a)       Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as if made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), in each case except as would not, individually or in the aggregate, reasonably be expected to prevent the ability of Parent or Merger Sub to consummate the Merger and deliver the Merger Consideration in accordance with Article 4.

(b)       Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)       Parent Closing Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent certifying that the conditions set forth in Section 7.03(a) and 7.03(b) are satisfied.

ARTICLE 8

TERMINATION

Section 8.01. Termination. This Agreement may be terminated and the Merger and any other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time:

(a)       by mutual written consent of the Company (upon approval of the Special Committee) and Parent;

(b)       by either Parent or the Company (upon approval of the Special Committee), if the Merger shall not have been consummated on or before the date that is six months following the date hereof or such other date as the Company and Parent may mutually agree in writing (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to any Party whose failure to comply with its obligations under this Agreement has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or prior to such date;

(c)       by either Parent or the Company (upon approval of the Special Committee), if any court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated or entered any Order that permanently restrains, enjoins, renders illegal or otherwise permanently prohibits consummation of the Merger and such Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(c) shall not be available to any Party whose failure to comply with its obligations under this Agreement has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or prior to such date;

(d)       by Parent, if there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue or incorrect following the date of this Agreement, in either case such that any condition set forth in Section 7.02(a) or Section 7.02(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) days after the giving of notice thereof by Parent to the Company describing such breach or failure in reasonable detail and stating Parent’s intention to terminate this Agreement and abandon the Merger and any other transactions contemplated by this Agreement and (ii) three Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(d) shall not be available to Parent if it is in breach of any representation, warranty, covenant or agreement set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Section 7.03(a) or Section 7.03(b);

(e)       by the Company (upon approval of the Special Committee), if there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue or incorrect following the date of this Agreement, in either case such that any condition set forth in Section 7.03(a) or Section 7.03(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) days after the giving of notice thereof by to the Company to the breaching Party describing such breach or failure in reasonable detail and stating the Company’s intention to terminate this Agreement and abandon the Merger and any other transactions contemplated by this Agreement and (ii) three Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(e) shall not be available to the Company if it is in breach of any representation, warranty, covenant or agreement set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Section 7.02(a) or Section 7.02(b);

(f)       (i) by the Company (upon approval of the Special Committee), at any time prior to the Effective Time, if the Company fails to obtain the Requisite Company Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger or (ii) by Parent, if at any time the Company Board (acting upon the recommendation of the Special Committee) has effected a Change of Recommendation (provided, that any notice delivered by the Company to Parent pursuant to Section 6.02(e) stating the Company’s intention to make a Change of Recommendation in advance thereof shall not result in Parent having the right to terminate pursuant to this Section 8.01(f));

(g)       by the Company, at any time prior to the Effective Time, if (i) all of the conditions set forth in Section 7.01 and Section 7.02 have been and remain satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied at the Closing), (ii) the Company has irrevocably certified in writing to Parent and Merger Sub following the date on which Closing is required to occur pursuant to Section 1.02 that it is prepared to and stands ready, willing and able to consummate the Closing and that all of the closing conditions set forth in Section 7.03 have been satisfied or irrevocably waived, and (iii) Parent and Merger Sub fail to effect the Closing on or prior to the date that is three Business Days following receipt by Parent and Merger Sub of the written certification of the Company;

(h)       by the Company (upon approval of the Special Committee), at any time prior to receiving the Requisite Company Stockholder Approval, in order (and as a condition precedent) to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; provided that, prior to such termination, (i) the Company Board (acting upon the recommendation of the Special Committee) (or Special Committee, as applicable) authorizes the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal to the extent permitted by, and subject to the terms and conditions of, Section 6.02, (ii) substantially concurrently with the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement providing for such Superior Proposal, (iii) the Company has complied in all material respects with the provisions of Section 6.02 and (iv) the Company pays to Parent the Company Termination Fee within two Business Days of such termination; and

(i)       The Party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give a written notice of such termination to the other Party.

Section 8.02. Effect of Termination and Abandonment. (a) Except as otherwise expressly set forth in this Section 8.02, in the event of the valid termination of this Agreement in accordance with Section 8.01, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its Representatives or Affiliates); provided, that (x) subject to Section 8.02(d), no such termination shall relieve any Party of any liability or damages to the other Party resulting from any fraud or Willful and Material Breach of its obligations set forth in this Agreement (such liabilities and damages, the “Damages”); provided that in the case of a Willful and Material Breach or fraud by Parent or Merger Sub such aggregate liability hereunder and under the Voting and Support Agreement shall not exceed $14,808,583.00 and (y) the provisions set forth in this Section 8.02 and the second and third sentences of Section 9.01 shall survive the termination of this Agreement. Subject to the preceding sentence, in determining losses or damages recoverable upon termination by a party hereto for the other party’s breach, the parties hereto acknowledge and agree that such losses and damages shall not be limited to reimbursement of expenses or out-of-pocket costs and may include the benefit of the bargain lost by such party, or in the case of the Company, the holders of Shares, which shall be deemed to be damages payable to such party. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Limited Guarantee, which rights, obligations and agreements set forth in the Limited Guarantee will survive the termination of this Agreement in accordance with its respective terms.

(b)

(i)       In the event that this Agreement is terminated by the Company pursuant to Section 8.01(h) or by Parent pursuant to Section 8.01(f)(ii), then, within two Business Days thereafter, the Company shall pay or cause to be paid to or at the direction of Parent, by wire transfer of immediately available funds to the account designated in writing by Parent, a termination fee of $1,063,058.00 (the “Company Termination Fee”);

(ii)       If (A) this Agreement is validly terminated pursuant to Section 8.01(d); (B) following the execution and delivery of this Agreement and prior to such termination of the Agreement, any Person shall have announced an Acquisition Proposal and not withdrawn or otherwise abandoned such Acquisition Proposal; and (C) within twelve months following such termination of this Agreement, either any Acquisition Proposal is consummated or the Company enters into an Alternative Acquisition Agreement with respect to any Acquisition Proposal, then the Company shall, within five Business Days after entry into such Alternative Acquisition Agreement, pay or cause to be paid to or at the direction of Parent, by wire transfer of immediately available funds to an account designated in writing by Parent, the Company Termination Fee. For purposes of this Section 8.02(b)(ii), all references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%.”

(c)       Each Party acknowledges that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no Party would have entered into this Agreement; accordingly, if the Company or Parent fails to timely pay Parent or the Company any amount due pursuant to this Section 8.02, including damages, and, to obtain such payment, the Party to whom such payment is owed commences a suit that results in a judgment against the other Party, the such other Party shall pay to the owed Party its reasonable, documented and out-of-pocket costs and expenses (including attorneys’ fees of outside counsel) in connection with such suit (“Enforcement Costs”); provided, that in no event shall the any Party be required to pay Enforcement Costs in an aggregate amount exceeding $2,000,000 (such amount being already included in the limitation on Parent’s aggregate liability set forth in Section 8.02(a)(x) and Section 8.02(d)(i)). The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(d)       Limitations on Remedies.

(i)       In the event this Agreement is terminated, the Parties agree that the maximum aggregate liability of Parent and Merger Sub and their respective Related Parties with respect to this Agreement, the Voting and Support Agreement and the transactions contemplated hereby and thereby shall be limited to $14,808,583.00 and in no event shall any Persons seek to recover, or be entitled to recover, any money damages or other losses or expenses of any kind, character or description in excess of such amounts with respect to this Agreement or the Voting and Support Agreement or the transactions contemplated hereby.

(ii)       Notwithstanding anything in this Section 8.02 or this Agreement to the contrary, but subject to Section 9.05, if this Agreement is terminated in accordance with any provision under which payment of the Company Termination Fee is required hereunder, then upon receipt and acceptance of such Company Termination Fee, together with any Enforcement Costs, the payment of such Company Termination Fee and the Enforcement Costs (if any) shall constitute the sole and exclusive remedy of Parent, Merger Sub and the Parent Related Parties against the Company or any of its Related Parties for any losses suffered or incurred as a result of or under this Agreement or the transactions contemplated by this Agreement, including any breach

(including any Willful and Material Breach) of any covenant or agreement in this Agreement. The Parties further agree that the maximum aggregate liability of the Company and its Related Parties with respect to this Agreement and the transactions contemplated hereby, shall be limited to an amount equal to the amount of the Company Termination Fee together with any Enforcements Costs, and in no event shall any Persons seek to recover, or be entitled to recover, any money damages or other losses or expenses of any kind, character or description in excess of such amounts with respect to this Agreement and the transactions contemplated hereby. Nothing in this Section 8.02 shall in any way expand or be deemed or construed to expand the circumstances in which the Company and its Related Parties may be liable under this Agreement. For the avoidance of doubt, while Parent or Merger Sub may pursue both a grant of specific performance pursuant to, and subject to the limitations set forth in, Section 9.05, and payment of the Company Termination Fee pursuant to Section 8.02(b), under no circumstances shall Parent or Merger Sub be permitted or entitled to receive both a grant of specific performance and monetary damages, including all or any portion of the Company Termination Fee.

(iii)       Notwithstanding anything in this Section 8.02 or this Agreement to the contrary, the Company may pursue both a grant of specific performance pursuant to, and subject to Section 8.02(a), an award of monetary damages, provided, that under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance resulting in the Closing and an award of monetary damages.

(iv)       Each of the Parties acknowledges and agrees that the Company Termination Fee is not intended to be a penalty, but rather constitutes liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such amounts are due and payable, for the efforts and resources expended by Parent and opportunities forgone by Parent while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger and any other transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision.

ARTICLE 9

MISCELLANEOUS AND GENERAL

Section 9.01. Survival. This Article 9, the agreements of the Company, Parent and Merger Sub contained in Article 4 and Section 6.12 (Indemnification) and any other covenant or agreement contained in this Agreement that by its terms applies in whole or in part after the Effective Time shall survive the consummation of the Merger. This Article 9 (other than Section 9.05(b) and Section 9.05(c)) and the agreements of the Company, Parent and Merger Sub contained in the last sentence of Section 6.06(b), Section 6.10 (Expenses) and Section 8.02 (Effect of Termination and Abandonment) and the Limited Guarantee shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

Section 9.02. Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by Parent, Merger Sub and the Company, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided, that after the receipt of the Requisite Company Stockholder Approval, no amendment shall be made that by applicable Law requires further approval by the holders of Shares without obtaining such further approval.

Section 9.03. Waiver. Other than Section 7.01(a), the conditions to each of the respective Parties’ obligations to consummate the Merger and any other transactions contemplated by this Agreement are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law (except to the extent specifically provided otherwise in Section 8.02).

Section 9.04. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by email of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.05. Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a)       This Agreement and any claim, cause of action or Action (whether at law, in contract or in tort) that may directly or indirectly be based upon, relate to or arise out of this Agreement or any transaction contemplated hereby, or the negotiation, execution or performance hereunder shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties (a) expressly submits to the personal jurisdiction and venue of the Court of Chancery of the State of Delaware or, if such court would not have subject matter jurisdiction over any such claim, cause of action or Action, the federal courts of the United States of America located in the State of Delaware (the “Chosen Courts”), in the event any dispute between the Parties (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (b) expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that such courts are an inconvenient forum with respect to such a claim, and (c) agrees that it shall not bring any claim, action or proceeding against any other Parties relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each Party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 9.06, such service to become effective ten (10) days after such mailing. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.05.

(b)       The Parties acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with their specific terms or otherwise breach or threaten to breach any such provisions. It is accordingly agreed that, at any time prior to the valid termination of this Agreement pursuant to Article 8, (i) the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, including the right of a Party to cause each other Party to consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions of this Agreement, and to enforce the obligations of the parties pursuant to the terms of the Equity Commitment Letter, as applicable, in any court referred to in Section 9.05(a) without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity, and (ii) the Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable or not appropriate for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 9.06. Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by any Party to the other Parties to this Agreement shall be in writing and (a) served by personal delivery upon the Party for whom it is intended, (b) served by an internationally recognized overnight courier service upon the Party for whom it is intended, (c) delivered by registered or certified mail, return receipt requested or (d) sent by email:

If to Parent or Merger Sub:

c/o Patient Square Equity Advisors, LP

2884 Sand Hill Road, Suite 100

Menlo Park, CA 94025

Attention: Adam Fliss, Justin Sabet-Peyman

Email: adam@patientsquarecapital.com; jsabet-peyman@patientsquarecapital.com with a copy to (which shall not constitute notice):

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, CA 94111

Attention: Jason Freedman; Walton Duma

Email: Jason.Freedman@ropesgray.com; Walton.Dumas@ropesgray.com

and

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention: Tom Fraser

Email: Thomas.Fraser@ropesgray.com

If to the Company:

Eargo, Inc.

2665 North First Street, Suite 300

San Jose, CA 95134

Attention: Chief Legal Officer

Email: Legal@eargo.com

with a copy to (which shall not constitute notice) counsel to the Special Committee:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017

Attention: H. Oliver Smith; Michael Gilson

Email: oliver.smith@davispolk.com; michael.gilson@davispolk.com or to such other Person or addressees as has or have been designated in writing by the Party to receive such notice provided above. Any notice, request, instruction or other communications or document given as provided above shall be deemed given to the receiving Party (w) upon actual receipt, if delivered personally, (x) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier, (y) three (3) Business Days after deposit in the mail, if sent by registered or certified mail or (z) when delivered if sent by email. Copies to outside counsel are for convenience only and failure to provide a copy to outside counsel does not alter the effectiveness of any notice, request, instruction or other communication otherwise given in accordance with this Section 9.06.

Section 9.07. Entire Agreement. This Agreement (including any exhibits, annexes and schedules hereto) and the documents and other agreements among the Parties, or any of them, as contemplated by or referred to herein, including the Company Disclosure Schedule, the Parent Disclosure Schedule, the Voting and Support Agreement, the Equity Commitment Letter and the Limited Guarantee, together with each other agreement entered into by or among any of the Parties as of the date of this Agreement that makes reference to this Section 9.07, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter hereof.

Section 9.08. No Third-Party Beneficiaries. Except as provided in this Section 9.08, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided, that if, and only if, the Effective Time occurs, (a) the holders of Shares shall be third-party beneficiaries of, and entitled to rely on, Section 4.01 (Effect on Capital Stock) and Section 4.02 (Exchange of Share Certificates), (b) the holders of Company Equity Awards shall be third-party beneficiaries of, and entitled to rely on, Section 4.03 (Treatment of Company Equity Awards), and (c) the Indemnified Parties shall be third-party beneficiaries of, and entitled to rely on, Section 6.11 (Indemnification).

Section 9.09. Exercise of Discretion. For all purposes hereunder, the Company (prior to the Effective Time) and the Company Board, as applicable, shall act, including with respect to the granting of any consent, making any Change of Recommendation, permission or waiver or the making of any determination, only as directed by the Special Committee.

Section 9.10. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

Section 9.11. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, excise and other similar Taxes and fees imposed upon the Merger or the transfer of Shares pursuant to the Merger shall be paid by Parent or the Company when due.

Section 9.12. Definitions. Capitalized terms used in this Agreement have the meanings specified in Annex A.

Section 9.13. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 9.14. Interpretation; Construction.

(a)       The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.

(b)       If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The term “or” is not exclusive and shall mean “and/or”, unless the context otherwise requires. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if,” any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall mean such Law as from time to time amended, modified or supplemented. Currency amounts referenced herein are in U.S. Dollars. Each reference to a “wholly owned Subsidiary” or “wholly owned Subsidiaries” of a Person shall be deemed to include any Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person (other than directors qualifying shares, nominee shares or other equity interests that are required by law or regulation to be held by a director or nominee). The terms “provided to” or “made available to,” with respect to documents required to be provided by the Company to Parent or Merger Sub, include documents filed or furnished by the Company with the SEC.

(c)       The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 9.15. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Parties, except that Parent and Merger Sub may assign any and all of its rights under this Agreement, by written notice to the Company, to any of their respective Affiliates that is resident for Tax purposes solely in the United States, any State thereof or the District of Columbia; provided, that (i) no assignment shall be permitted if such assignment would, or would reasonably be expected to, prevent or materially delay Parent or Merger Sub from performing their respective obligations under this Agreement or consummating the Merger and any other transactions contemplated by this Agreement, (ii) no assignment shall relieve Parent of any of its obligations pursuant to this Agreement and (iii) no assignment shall relieve Merger Sub of its obligations that are unperformed by its assignee. Any purported assignment in violation of this Agreement is void.

Section 9.16. No Recourse.

(a)       In no event will the Company, whether prior to or after termination of this Agreement, seek or obtain, nor will it permit any of its Representatives to seek or obtain, nor will any other Person be entitled to seek or obtain, any monetary recovery or monetary award of any kind (including consequential, special, indirect or punitive damages) against any Parent Related Party with respect to this Agreement, the Limited Guarantee, the Equity Commitment Letter or the

transactions contemplated hereby and thereby (including any breach by the Limited Guarantor, Sponsor Party, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable Laws arising out of any such breach, termination or failure, except, in each case, for claims that the Company may assert (A) against Parent or Merger Sub to the extent expressly provided for in this Agreement or the Limited Guarantee, (B) against a Limited Guarantor to the extent expressly provided for in the Limited Guarantee; or (C) against the Sponsor Party and Parent to the extent expressly provided for in the Equity Commitment Letter.

(b)       In no event will Parent or Merger Sub, whether prior to or after termination of this Agreement, seek or obtain, nor will it permit any of its Representatives to seek or obtain, nor will any other Person be entitled to seek or obtain, any monetary recovery or monetary award of any kind (including consequential, special, indirect or punitive damages) against any Related Party of the Company with respect to this Agreement or the transactions contemplated hereby (including any breach by the Company), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable Laws arising out of any such breach, termination or failure, except, in each case, for claims that Parent or Merger Sub may assert against the Company to the extent expressly provided for in this Agreement.

Section 9.17. Necessary Further Actions. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest in the Surviving Corporation the full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Section 9.18. Effect of Breach of Designated Persons. Notwithstanding anything in this Agreement to the contrary, to the extent any actions or omissions of any of the Persons listed on Section 9.18 of the Company Disclosure Schedule (each such Person, a “Designated Person”), or any actions or omissions of other individuals taken at the direction of any Designated Person, would constitute a breach by the Company of a representation, warranty, covenant or agreement contained in this Agreement, or would result in any of the representations or warranties of the Company contained in this Agreement becoming inaccurate, for which the Company otherwise would have been responsible, such breach or inaccuracy shall be disregarded for all purposes of this Agreement (in each case, other than any such action or omission taken at the written direction of the Special Committee). Without limiting the foregoing, Parent and Merger Sub shall not have any right to rely on any failure of the conditions set forth in Section 7.02(a) or Section 7.02(b) to be satisfied (or terminate this Agreement under Section 8.01(d) as a result thereof) or claim payment of the Company Termination Fee, any damage or seek any other remedy at law or in equity to the extent (i) any Designated Person had actual knowledge as of the date of this Agreement of any facts or circumstances that constitute or give rise to the breach of or inaccuracy in any representation or warranty of the Company contained in this Agreement which breach or inaccuracy gives rise to the failure of the conditions set forth in Section 7.02(a) to be satisfied or (ii) that such failure, damage or injury arises from any actions or omissions of the Company or its Subsidiaries taken by or at the written direction of any Designated Person (other than any such action or omission taken at the written direction of the Special Committee and other than any such action or omission taken as a result of a consent given by Parent or Merger Sub pursuant to this Agreement (including Sections 6.01(a)(iii) and 6.01(b)(C)).

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

PSC ECHO PARENT LLC

By:	/s/ Justin Sabet-Peyman
Name: Justin Sabet-Peyman
Title: President

PSC ECHO MERGER SUB INC.

By:	/s/ Justin Sabet-Peyman
Name: Justin Sabet-Peyman
Title: President

EARGO, INC.

By:	/s/ William Brownie
Name: William Brownie
Title: Chief Operating Officer and Interim Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX A
DEFINED TERMS

“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the date hereof; or (ii) executed, delivered and effective after the date hereof, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and Representatives named therein) that receive non-public information of or with respect to the Company to keep such information confidential (subject to customary exceptions); provided, however, that (x) other than with respect to any immaterial provisions, the confidentiality provisions contained therein are not less favorable to the Company in any material respect than the terms of the confidentiality provisions of the Investor Rights Agreement and (y) any such confidentiality agreement need not contain any standstill provision that prohibits private offers made to the Company Board.

“Acquisition Proposal” means any proposal or offer from a Third Person relating to any transaction or series of related transactions that, if consummated, would result in (i) a direct or indirect purchase or acquisition by a Third Person of the assets of the Company constituting twenty percent (20%) or more of the consolidated net revenues, net income or total assets (including equity securities of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole; (ii) any direct or indirect purchase or acquisition by a Third Person of beneficial ownership of twenty percent (20%) or more of the total voting power of the Company; or (iii) a direct or indirect merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or other similar transaction involving the Company pursuant to which such Third Person (or its equityholders) would hold securities representing twenty percent (20%) or more of the total voting power of the Company (or the surviving or resulting entity) after giving effect to such transaction.

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a second Person; provided, that (i) none of Parent, Merger Sub or any of their respective Affiliates (other than the Company and its Subsidiaries) shall be deemed to be Affiliates of the Company or any Subsidiaries of the Company and (ii) the Company and Subsidiaries of the Company shall not be deemed to be Affiliates of Parent, Merger Sub or any of their respective Affiliates (other than the Company and its Subsidiaries), in each case, for any purpose hereunder.

“Anti-Corruption Laws” means all U.S. and applicable non-U.S. Laws relating to the prevention of corruption, money laundering, and bribery, including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010.

“Benefit Plans” means, collectively, each (i) “employee welfare benefit plan” or “employee pension benefit plan” (as those terms are respectively defined in Sections 3(1) and 3(2) of ERISA); (ii) employment, individual consulting or other compensation, severance, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy; or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, retirement, profit sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, supplemental unemployment benefits or post- employment or retirement benefits (including compensation, pension, health, medical or other insurance benefits) in each case, whether or not written (x) that is sponsored, maintained, administered, contributed to or required to be contributed to or entered into by the Company or any of its Subsidiaries for the current or future benefit of any current or former Service Provider or (y) for which the Company or any of its Subsidiaries has any direct or indirect liability.

“Business Day” means any day ending at 11:59 p.m. (New York time) other than a Saturday or Sunday or a day on which banks in the County of New York, New York or San Francisco, California are required or authorized to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), as amended, and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22, 2020-65 and 2021-11 and the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020).

“Collective Bargaining Agreement” shall mean any Contract between (as applicable) any of the Company or any of its Aﬃliates and any labor union or other authorized employee representative representing Service Providers.

“Company Equity Awards” means, collectively, the Company Options and Company RSU Awards.

“Company Equity Plans” means, collectively, (i) the Eargo, Inc. 2010 Equity Incentive Plan and (ii) the Eargo, Inc. 2020 Equity Incentive Plan, in each case as amended and/or restated.

“Company Intellectual Property” shall mean any and all Intellectual Property owned, or purported to be owned, by the Company or any of its Subsidiaries.

“Company RSU Award” means each award of restricted stock units with respect to Shares granted under the Company Equity Plans that vest solely based on the passage of time.

“Company Stockholder Meeting” means a meeting of the Company Stockholders for the purpose of obtaining the Requisite Company Stockholder Approval.

“Company Stockholders” means the holders of Shares of the Company.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“Environmental Law” means any Law relating to pollution, the protection of the environment or human or worker health and safety or Hazardous Substances and any applicable orders, judgments, decrees, permits, licenses or other authorizations or mandates under such Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” with respect to an entity means any other entity that, together with such first entity, would be treated as a single employer under Section 414 of the Code.

“Ex-Im Laws” means all U.S. and applicable non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Families First Coronavirus Response Act” means the Families First Coronavirus Response Act (Pub. L. No. 116-127), as amended, and any administrative or other guidance published with respect thereto by any Governmental Authority.

“Group” shall have the meaning given to such term under Section 13 of the Exchange Act.

“Hazardous Substance” means any material, substance, chemical, contaminant or waste that is listed, regulated, classified or defined as hazardous, toxic or as a pollutant under any Law, including, without limitation, any petroleum compounds or petroleum derivatives, asbestos and asbestos containing materials, per- and polyfluoroalkyl substances, pesticides, odor, regulated levels of mold or polychlorinated biphenyls.

“Health Information Privacy and Security Laws” shall mean HIPAA and state Laws applicable to the Company or any Subsidiary thereof governing the privacy and security of individually-identifiable health information.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), and 45 C.F.R. Parts 160, 162, and 164.

“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination, means all indebtedness, liabilities and obligations, now existing or hereafter arising, for money borrowed by a Person, or any contingent liability for or guaranty by a Person of any obligation of any other Person (including the pledge of any collateral or grant of any security interest by a Person in any property as security for any such liability, guaranty or obligation) whether or not any of the foregoing is evidenced by any note, indenture, guaranty or agreement, but excluding all trade payables incurred in the ordinary course of business.

“Intellectual Property” means, any and all rights, title and interests in or relating to any and all intellectual property throughout the world, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) inventions, invention disclosures, national and multinational statutory invention registrations, patents and applications therefor, including any and all provisionals, non-provisionals, reissues, divisions, revisions, continuations, continuations-in-part, reexaminations, substitutions, supplementary protection certificates and extensions of any of the foregoing, and any counterparts claiming priority from any of the foregoing; (ii) trademarks, service marks, logos, brand names, certification marks, trade dress, trade names, designs, slogans, social media identifiers and accounts and any and all other indications of origin (including common law trademarks) together with any and all goodwill associated with the foregoing, along with any and all applications, registrations, renewals and extensions of any of the foregoing; (iii) Internet domain names; (iv) works of authorship, mask works, industrial designs, copyrights, whether or not registered or published, all registrations and recordations of, and applications for, any of the foregoing and all moral rights, renewals, extensions, reversions and restorations associated with any of the foregoing, now or hereafter provided by Law, regardless of the medium of fixation or means of expression; (v) trade secrets, know-how and other confidential or business or technical information if such information derives independent economic value from not being generally known to the public, including any and all ideas, discoveries, formulas, compositions, plans, designs, methodologies, processes and/or procedures, specifications, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and all information and all other know-how; (vi) Software; (vii) databases and data collections; and (viii) all rights in copies and embodiments of any of the foregoing (whether electronic or tangible).

‘Investor Rights Agreement” means that certain Investor Rights Agreement, dated as of June 24, 2022, by and between the Company and PSC Echo LP.

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means any and all computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology assets, including all associated documentation related to any of the foregoing, in each case, owned by, or licensed or leased to the Company or any of its Subsidiaries.

“Knowledge” means, (i) when used with respect to the Company, the actual knowledge of any of the persons listed on Section A.1 of the Company Disclosure Schedule and (ii) when used with respect to Parent, the actual knowledge of any of the persons listed on Section A.1 of the Parent Disclosure Schedule.

“Leased Real Property” means the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by the Company or any of its Subsidiaries under the Real Property Leases.

“Licensed Intellectual Property” means any and all Intellectual Property owned by a third party and exclusively licensed or sublicensed to the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.

“Lien” means any mortgage, lien, pledge, charge, security interest, deed of trust, U.S. Uniform Commercial Code lien, right of first refusal, right-of- way, defect in title, easement, or other encumbrance in respect of any property or asset, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset.

“Lookback Date” means September 30, 2020.

“Material Adverse Effect” means any change, effect, event, occurrence or development that is (x) materially adverse to the business or financial condition of the Company and its Subsidiaries, taken as a whole or (y) prevents, materially delays or materially impairs the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement; provided, however, that for purposes of clause (x), no change, effect, event, occurrence or development, either alone or in combination with any other change, effect, event, occurrence or development, directly or indirectly, arising out of, relating to or attributable to the following shall constitute a Material Adverse Effect (and none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect): (A) changes generally affecting the economy or political, social, regulatory, business, economic, financial, credit, commodity or capital market conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally; (B) changes generally affecting the industries in which the Company and its Subsidiaries operate; (C) changes or prospective changes in United States generally accepted accounting principles (“U.S. GAAP”) or in any Law after the date of this Agreement or any interpretation or enforcement thereof by any Governmental Authority; (D) changes in any political or geopolitical, regulatory, legislative or social conditions, acts of war (whether or not declared), hostilities, civil disobedience, sabotage, cyber-intrusions, military actions or acts of terrorism, or any escalation or worsening of any of the foregoing; (E) any hurricane, tropical storm, tornado, earthquake, flood, tsunami, natural disaster, epidemic, disease, outbreak, health emergency or crisis (including with respect to or as a result of COVID-19), act of God, other comparable events or any escalation or worsening of any of the foregoing; (F) any change or prospective change in the credit rating of the Company; provided that the underlying causes of any such change may be taken into account unless (and to the extent) such underlying cause would otherwise be excluded by other clauses of this definition; (G) a decline, in and of itself, in the price or trading volume of the Shares on the Nasdaq Stock Market (“NASDAQ”) or any other securities market or in the trading price of any other securities of the Company or any of its Subsidiaries; provided, that the underlying causes of any such decline may be taken into account unless (and to the extent) such underlying cause would otherwise be excluded by other clauses of this definition; (H) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings, cash flow or cash position or other financial or operating measures or metrics (whether such projections, forecasts, estimates or predictions were made by the Company or independent third parties) for any period; provided that the underlying causes of any such failure may be taken into account unless (and to the extent) such underlying cause would otherwise be excluded by other clauses of this definition; and (I) the announcement, pendency or consummation of this Agreement or the Merger, including, in each case the impact thereof on relationships with employees, customers, suppliers, distributors, partners, vendors or other Persons (provided, that this clause (I) shall not apply to any representation or warranty contained in this Agreement (or any related condition) to the extent that such representation or warranty expressly addresses consequences resulting from the execution of this Agreement or the consummation or pendency of the transactions contemplated hereby, including the representations and warranties of the Company set forth in Section 5.01(d)); except, in the case of clauses (A) through (E), to the extent the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected by such facts, changes, effects, events, circumstances, occurrences or developments, compared to other, similarly sized and situated participants in the industries in which the Company and the Subsidiaries operate (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether there has been or will be a Material Adverse Effect).

“Open Source Software” means software that is distributed as free software, open source software or copyleft software pursuant to a similar licensing or distribution model that requires, as a condition to the use, modification or distribution (including under an ASP or “software as a service” model) of such software that other software using, incorporating, linking, integrating, or distributed or bundled with such software be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributable at no charge. Without limiting the generality of the foregoing, “Open Source Software” includes software licensed or distributed under any of the following license or distribution models, or licenses or distribution models similar to any of the following: (i) the Apache Software Foundation License, (ii) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (iii) the Artistic License (e.g., PERL), (iv) the Mozilla Public License, (v) the Netscape Public License, (vi) the Sun Community Source License (SCSL), (vii) the Sun Industry Standards Distribution License (SISL), (viii) Affero General Public License (AGPL), (ix) Common Development and Distribution License (CDDL) or (x) any license or distribution agreements or arrangements now listed as open source licenses on www.opensource.org or any successor website thereof or in the Free Software Directory maintained by the Free Software Foundation on http://directory.fsf.org/ or any successor website thereof.

“Other Material Contracts” means a Contract to which or by which the Company or any of its Subsidiaries is a party or bound by (i) with any top 10 customer of the Company for the fiscal year ended December 31, 2022 (determined on the basis of revenues from such customers); or (ii) with any top 10 vendors/suppliers of the Company for the fiscal year ended December 31, 2022 (determined on the basis of payments to such vendors/suppliers); in each case other than Contracts described in clauses (A)-(U) of Section 5.01(k)(i).

“Parent Related Party” means any Related Party of Parent.

“Permitted Liens” means: (I) Liens for Taxes assessments and governmental charges or levies that are (x) not yet due or (y) are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP; (II) statutory liens or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, workmen’s, materialmen’s or repairmen’s liens or other like Liens arising or incurred in the ordinary course of business; (III) with respect to the Leased Real Property, (x) easements, covenants, conditions, restrictions or other similar matters of record that do not materially impair the use, occupancy or value of such Leased Real Property, including any other agreements, conditions or restrictions that are shown by a current title report or other similar report or listing or implied by law, including easements for streets, alleys, highways, telephone lines, power lines, and railways, and all matters of public record, (y) zoning, building, subdivision or other similar requirements or restrictions which are imposed by any Governmental Authority of competent jurisdiction which are not violated in any material respect by the current use or occupancy of such Leased Real Property or the operation of the business thereon and (z) mechanics liens and similar liens for labor, materials or supplies provided with respect to such Leased Real Property incurred in the ordinary course of business for amounts which are not due and payable; (IV) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws, social security, retirement or similar legislation, or good-faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business; (V) non-exclusive licenses and similar non-exclusive rights granted with respect to

Intellectual Property granted in the ordinary course of business; and (VII) Liens to the extent specifically disclosed or reflected on the consolidated balance sheet of the Company for the year ended December 31, 2022 (or any notes thereto) and/or securing Indebtedness or other obligations reflected on such balance sheet or otherwise expressly disclosed on the Company Disclosure Schedule.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.

“Real Property Leases” means the leases, subleases, licenses or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto, under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property.

“Registered Company IP” means all of the patents and patent applications, trademark registrations and applications, registered copyrights and domain names, in each case, included in the Company Intellectual Property

“Regulation S-K” shall mean Regulation S-K promulgated under the Securities Act.

“Related Party” means, with respect to a Party, such Party and any of such Party’s respective former, current or future Affiliates and any of the foregoing’s respective former, current or future, direct or indirect, officers, directors, employees, Affiliates, shareholders, equity holders, managers, members, partners, agents, attorneys, advisors, financing sources or other Representatives or any of the foregoing’s respective successors or assigns.

“Representative” means, with respect to any Person, its directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, and other representatives and advisors.

“Requisite Company Stockholder Approval” means the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby by the affirmative vote of the holders representing a majority of the aggregate voting power of the outstanding Shares entitled to vote thereon.

“Sanctioned Country” means any country or region or government thereof that is, or has been in the last five years, the subject or target of a comprehensive embargo under Trade Controls (including but not limited to Cuba, Iran, North Korea, Syria, Russia, the Crimea, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Trade Controls including: (i) any Person listed on any U.S. or non-U.S. Sanctions- or export-related restricted party list, including the U.S. Department of the Treasury’s Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other OFAC, U.S. Department of Commerce’s Bureau of Industry and Security, or U.S. Department of State Sanctions- or export-related restricted party list; (ii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); (iii) any Person located, organized, or resident in or a national of a Sanctioned Country; or (iv) any Person who is otherwise the subject or target of Trade Controls.

“Sanctions” means all U.S. and applicable non-U.S. Laws relating to economic or trade sanctions or export controls, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of Commerce or State) and the United Nations Security Council.

“Service Provider” shall mean any director, oﬃcer, employee (whether temporary, part-time or full-time) or individual independent contractor of any of the Company or any of its Subsidiaries, in each case, in their respective capacities of providing services to the Company or any of its Subsidiaries.

“Software” means any and all computer programs, applications and code, including software implementations of algorithms, models and methodologies, source code, object code, development and design tools, applets, compilers and assemblers, databases and compilations, including libraries, data and collections of data in machine-readable form and descriptions, flow-charts and other work product used to design, plan organize and develop any of the foregoing.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” means a bona fide written Acquisition Proposal (with references to twenty (20%) being deemed to be replaced with references to fifty percent (50%)) by a Third Person that (i) was not the result of a breach of Section 6.02 and (ii) either the Company Board or the Special Committee determines in good faith, after consultation with its financial advisors and outside legal counsel and after taking into account the certainty and timing of closing, financing arrangements and the form, amount and timing of payment of consideration of such proposal, the Third Person making such proposal and such other legal, financial, regulatory and all other relevant aspects of such proposal, as the Company Board or Special Committee deems in good faith relevant, would, if consummated, result in a transaction that is more favorable from a financial point of view to the Company’s Unaffiliated Stockholders than the Merger (taking into account any revisions (or proposed revisions) to the terms of this Agreement, the Limited Guarantee and the Financing in writing in response to such Acquisition Proposal pursuant to Section 6.02(e)).

“Surviving Corporation Shares” means shares of common stock, par value $0.0001 per share, of the Surviving Corporation.

“Tax” or “Taxes” means (a) all U.S. federal, state, local and non-U.S. income, windfall, other profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, estimated, social security (or similar, including FICA), alternative or add-on minimum, transfer, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, escheat, abandoned or unclaimed property, production, value added, ad valorem, occupancy and other taxes, duties, imposts, fees, levies or assessments of any nature whatsoever imposed by any

Governmental Authority, in each case, whether disputed or not, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect thereof.

“Tax Return” means all returns and reports, elections, statements, declarations, disclosures, schedules, estimates, claims for refunds, supporting material, information returns and similar filings relating to, or required to be supplied in connection with, any Taxes, and any schedules, forms or attachments thereto and any amendments or supplements thereof.

“Third Person” means any Person or Group, other than (i) the Company or any of its Affiliates or (ii) Parent, Merger Sub, the Limited Guarantor or any their respective Affiliates or any Group including Parent, Merger Sub, the Limited Guarantor or any their respective Affiliates.

“Willful and Material Breach” means a material breach of this Agreement that results from a willful or deliberate act or failure to act by a Party that knows, or would reasonably be expected to have known, that the taking of such act or failure would result in such a material breach.

Term	Section
Action	5.01(h)
Agreement	Preamble
Alternative Acquisition Agreement	6.02(c)(iii)
Applicable Date	5.01(e)(i)
Bankruptcy and Equity Exception	5.01(c)(i)
Book-Entry Shares	4.01(a)
Bylaws	2.02
Change of Recommendation	6.02(c)(iii)
Charter	2.01
Chosen Courts	9.05(a)
Closing	1.02
Closing Date	1.02
Code	4.02(h)
Company Board	Recitals
Company Disclosure Schedule	5.01
Company Option	4.03(a)
Company Permits	5.01(j)(iii)
Company Recommendation	5.01(c)(iii)
Company Reports	5.01(e)(i)
Company Termination Fee	8.01(b)(i)
Continuing Employee	6.09
Contract	5.01(d)(ii)
D&O Insurance	6.11(b)
Delaware Certificate of Merger	1.03
Designated Person	9.18
DGCL	Recitals
Dissenting Shares	4.01(a)
DTC	4.02(c)
Effective Time	1.03
Enforcement Costs	8.01(d)
Equity Commitment Letter	5.02(f)(i)
Exchange Act	5.01(d)(i)
Excluded Shares	4.01(a)
FDA	5.01(j)(ii)
Financing	5.02(f)(i)
Governmental Authority	5.01(d)(i)
Indemnified Parties	6.11(a)
Insurance Policies	5.01(r)
Intervening Event	6.02(d)(ii)
Laws	5.01(j)(i)
Letter of Transmittal	4.02(c)
Limited Guarantee	Recitals
Limited Guarantor	Recitals
Material Contract	5.01(k)
Maximum Annual Premium	6.11(b)

Term	Section
Merger	Recitals
Merger Consideration	4.01(a)
Merger Sub	Preamble
Multiemployer Plan	5.01(i)(iii)
NASDAQ	Annex A
OFAC	Annex A
Option Consideration	4.03(a)
Order	7.01(b)
Other Required Company Filing	6.03(b)
Outside Date	8.01(b)
Parent	Preamble
Parent Disclosure Schedule	5.02
Parties or Party	Preamble
Paying Agent	4.02(a)
Payment Fund	4.02(b)
Preferred Stock	5.01(b)
Privacy Requirements	5.01(q)(xi)
Proxy Statement	6.03(a)
PSC Echo LP	Recitals
Reference Date	5.01(b)
Required Amounts	5.02(f)(iv)
RSU Cash Replacement Award	4.03(b)
Schedule 13e-3	6.03(a)
SEC	5.01(e)(i)
Securities Act	5.01(d)(i)
Share Certificate	4.01(a)
Shares	Recitals
Special Committee	Recitals
Sponsor Party	5.02(f)(i)
Surviving Corporation	1.01
Takeover Statute	5.01(m)
Trade Controls	5.01(j)(iv)
Unaffiliated Stockholders	Recitals
US GAAP	Annex A
USRPHC	5.01(o)(ix)
WARN Act	5.01(p)(ii)